Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274760

Prospectus Supplement (To the Prospectus dated October 6, 2023)

INNOVATE Corp.

Rights to Purchase up to $19.0 Million of Common Stock

We are distributing (i) to the holders (collectively, the “stockholders”) of our common stock, par value $0.001 per share (the “common stock”), our Series A-3 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), our Series A-4 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-4 Preferred Stock” and, together with the Series A-3 Preferred Stock, the “preferred stock”), and (ii) to holders (“noteholders” and, together with the stockholders, the “holders”) of those certain 2026 Convertible Notes (the “convertible notes”) transferable rights (the “rights”) to purchase up to an aggregate of $19.0 million of our common stock at a cash subscription price of $0.70 per share. Assuming the rights offering is fully subscribed, we currently expect to receive aggregate gross proceeds of approximately $19.0 million. You will not be entitled to receive any rights unless you are a holder of record as of 5:00 p.m., New York City time, on March 6, 2024 (the “record date”).

The rights will expire if they are not exercised by 5:00 p.m., New York City time, on March 25, 2024, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the rights. Rights which are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise or sell your rights before the expiration date. Once you have exercised your rights, your exercise may not be revoked.

On March 5, 2024, we entered into an agreement (the “Investment Agreement”) with Lancer Capital LLC (“Lancer Capital”), an investment fund led by Avram A. Glazer, the Chairman of our board of directors, pursuant to which Lancer Capital agreed not to exercise or transfer any of their rights and to purchase up to $35.0 million aggregate amount (the “Equity Commitment Amount”) of our Series C Non-Voting Participating Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”).

The rules of the New York Stock Exchange (“NYSE”) prohibit the issuance to Lancer Capital of more than 1% of our common stock outstanding before the issuance unless stockholder approval of such issuance is obtained. Accordingly, Lancer Capital will purchase up to $19.0 million of Series C Preferred Stock to the extent of any unsubscribed amount of the rights offering. We refer to this arrangement with Lancer Capital to purchase shares of Series C Preferred Stock to the extent of any unsubscribed amount of the rights offering as the “Back-Stop Arrangement.” The Series C Preferred Stock is intended to be the economic equivalent of common stock, participating on an as-converted basis in all dividends, distributions, merger consideration and all other consideration receivable by holders of common stock, and a means through which the Back-Stop Arrangement can be effected prior to the completion of the stockholder vote and the satisfaction of any other regulatory requirements. In addition to the Back-Stop Arrangement and as a result of limitations on the amount that can be raised under the Company’s effective shelf registration statement on Form S-3, pursuant to the Investment Agreement, Lancer Capital will purchase $16.0 million of Series C Preferred Stock concurrently with the settlement of the rights offering in private placement under Rule 506 (the “Concurrent Private Placement”). In the event that for any reason the rights offering is not settled by March 28, 2024, pursuant to the Investment Agreement, Lancer Capital will then purchase $25.0 million of Series C Preferred Stock and, upon the closing of the rights offering, to the extent that Lancer Capital would have, based on the number of shares of common stock actually sold upon exercise of the rights, purchased less than $25.0 million of Series C Preferred Stock upon consummation of the Back-Stop Commitment and the Concurrent Private Placement, the Company will redeem those excess shares of Series C Preferred Stock from Lancer Capital at the redemption price of $1,000 per share. The Series C Preferred stock will not be convertible into our common stock (in excess of 1% of our outstanding common stock) until such stockholder approval is obtained and any other applicable rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock are satisfied.

Jefferies Group LLC (“Jefferies Group”) and certain of its affiliates, including the Dealer Manager (as defined below) for this rights offering, have advised the Company that they currently intend to subscribe in the rights offering for at least their full basic subscription privilege, although they have no obligation to do so. Jefferies Group and such affiliates beneficially own approximately 6.9% of our outstanding common stock as of March 7, 2024.

Exercising the rights and investing in our common stock involves significant risks. We urge you to read carefully the section entitled “Risk Factors” beginning on page S-23 of this prospectus supplement and beginning on page 6 of the accompanying prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and all other information included or incorporated by reference in the prospectus and this prospectus supplement in its entirety before you decide whether to exercise your rights.

The shares of common stock to be issued upon exercise of the rights, like our existing shares of common stock, will be listed for trading on the NYSE under the symbol “VATE.” Although the rights will be transferrable, we do not intend to list the rights on the NYSE or any other national securities exchange.

None of the Company, our board of directors, any committee thereof, or the Dealer Manager makes any recommendation to stockholders regarding whether they should exercise, sell or let lapse their rights.

If you have any questions or need further information about this rights offering, please contact Okapi Partners LLC, our information agent for this rights offering, at (855) 208-8902 or via email at info@okapipartners.com. It is anticipated that delivery of the shares of common stock purchased in this rights offering will be made on or about March 28, 2024 (the third business day following the expiration date) unless the expiration date is extended.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Manager

Jefferies

The date of this prospectus supplement is March 8, 2024

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, the terms “INNOVATE,” the “Company,” “we,” “us” and “our” refer to INNOVATE Corp., and its subsidiaries.

As permitted by the rules and regulations of the SEC, the registration statement of which the accompanying prospectus forms a part includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information included or incorporated by reference in the prospectus and this prospectus supplement. Neither we nor Jefferies LLC (the “Dealer Manager”) has authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

Market data and other statistical information incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to those jurisdictions.

This rights offering is being made directly by us. We have retained Jefferies LLC to act as Dealer Manager in connection with this rights offering. The Dealer Manager will provide financial structuring, marketing and soliciting services in connection with this rights offering and will solicit the exercise of rights. The Dealer Manager is not underwriting this rights offering and has no obligation whatsoever to purchase, or procure purchases of, the rights or the common stock underlying the rights offered hereby. The Dealer Manager makes no recommendation as to whether you should exercise, sell or let lapse your rights. We have retained Computershare Trust Company, N.A. (“Computershare”) to serve as our subscription agent for this rights offering. We have retained Okapi Partners LLC to serve as our information agent for this rights offering.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this prospectus supplement, the accompanying prospectus, and the incorporated documents are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus supplement or the accompanying prospectus under the heading “Risk Factors” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect the trading price of our common stock on the NYSE. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	the recent passing of our Chief Executive Officer, President and Director and the successful transition of his management responsibilities;

•	our dependence on distributions from our subsidiaries to fund our operations and payments on our obligations;

•	the impact on our business and financial condition of our substantial indebtedness and the significant additional indebtedness and other financing obligations we may incur;

•

the impact of covenants in those certain Indentures governing INNOVATE’s 2026 Senior Secured Notes and 2026 Convertible Notes, the CGIC Unsecured Note, the Revolving Credit Agreement, the Certificates of Designation governing INNOVATE’s Preferred Stock and all other subsidiary debt obligations as summarized in Note 11. Debt Obligations to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 6, 2024, and future financing agreements on our ability to operate our business and finance our pursuit of acquisition opportunities;

•	our possible inability to generate sufficient liquidity, margins, earnings per share, cash flow and working capital from our operating segments;

•	our dependence on certain key personnel;

•	bank failures or other similar events that could adversely affect our and our customers’ and vendors’ liquidity and financial performance;

•	our possible inability to hire and retain qualified executive management, sales, technical and other personnel;

•	the potential for, and our ability to, remediate future material weaknesses in our internal controls over financial reporting;

•	the impact of recent supply chain disruptions, labor shortages and increases in overall price levels, including in transportation costs;

•	the impact of a higher interest rate environment;

•

the effects related to or resulting from Russia’s military action in Ukraine and the Israel-Hamas conflict, including the imposition of additional sanctions and export controls, as well as the broader impact to financial markets and the global macroeconomic and geopolitical environment;

S-iii

•	increased competition in the markets in which our operating segments conduct their businesses;

•	limitations on our ability to successfully identify any strategic acquisitions or business opportunities and to compete for these opportunities with others who have greater resources;

•	our ability to effectively increase the size of our organization, if needed, and manage our growth;

•	the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated;

•	our expectations and timing with respect to our ordinary course acquisition activity and whether such acquisitions are accretive or dilutive to stockholders;

•	the effect any interests our officers, directors, stockholders and their respective affiliates may have in certain transactions in which we are involved;

•	uncertain global economic conditions in the markets in which our operating segments conduct their businesses;

•	the impact of catastrophic events, including natural disasters, pandemic illness and the outbreak of war, or acts of terrorism;

•	potential impacts on our business resulting from climate change, greenhouse gas regulations, and the impact of climate change-related changes in the frequency and severity of weather patterns;

•	the impact of additional material charges associated with our oversight of acquired or target businesses and the integration of our financial reporting;

•	tax consequences associated with our acquisition, holding and disposition of target companies and assets;

•	our ability to remain in compliance with the listing standards of the New York Stock Exchange;

•	the ability of our operating segments to attract and retain customers;

•	our expectations regarding the timing, extent and effectiveness of our cost reduction initiatives and management’s ability to moderate or control discretionary spending;

•

management’s plans, goals, forecasts, expectations, guidance, objectives, strategies and timing for future operations, acquisitions, synergies, asset dispositions, fixed asset and goodwill impairment charges, tax and withholding expense, selling, general and administrative expenses, product plans, performance and results;

•	management’s assessment of market factors and competitive developments, including pricing actions and regulatory rulings;

•

our expectations and timing with respect to any strategic dispositions and sales of our operating subsidiaries, or businesses, including the shut-down of our Network business by our Spectrum segment, that we may make in the future and the effect of any such dispositions or sales on our results of operations;

•	the possibility of indemnification claims arising out of divestitures of businesses;

•	our possible inability to raise additional capital when needed or refinance our existing debt, on attractive terms, or at all; and

•

other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as incorporated herein by reference and in other filings we may make from time to time with the SEC.

S-iv

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the incorporated documents are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from such forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement.

S-v

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus supplement or the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus supplement or the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering and the shares of our common stock.

Exercising the rights and investing in our common stock involves significant risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-23 of this prospectus supplement and beginning on page 6 of the accompanying prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and all other information included or incorporated by reference in the prospectus and this prospectus supplement in its entirety before you decide whether to exercise your rights.

Q:	What is the rights offering?

A:

The rights offering is a distribution of rights on a pro rata basis to our stockholders and noteholders who hold shares or convertible notes as of 5:00 p.m., New York City time, on March 6, 2024, the record date. “Pro rata” means in proportion to the number of total shares of our common stock and preferred stock and principal amount of convertibles notes, all on an as-converted basis, that our stockholders and noteholders hold on the record date. You will receive one right for every share of our common stock and for every share of common stock issuable upon conversion of the preferred stock and convertibles notes. The number of rights to be distributed per share was based upon the number of shares of common stock and preferred stock and the principal amount of the convertible notes outstanding on the record date.

Lancer Capital will not be permitted to exercise or transfer any rights received by it, or to acquire other rights, in the rights offering, which rights are required to be held unexercised by Lancer Capital until the expiration of the rights offering. In lieu of exercising its rights, Lancer Capital will purchase Series C Preferred Stock pursuant to the Back-Stop Arrangement pursuant to the Investment Agreement.

Q:	Why are we conducting the rights offering?

A:

The rights offering is the result of a process led by a special committee of our board of directors, comprised of the independent, disinterested members of our board of directors, which resulted in our announcing on February 26, 2024 plans to raise up to $19.0 million through the issuance of rights to purchase our common stock. To effect the proposed capital raise, we entered into the Investment Agreement pursuant to which Lancer Capital agreed to the Back-Stop Arrangement. In addition to the Back-Stop Arrangement, Lancer Capital has agreed to an additional $16.0 million of Series C Preferred Stock in the Concurrent Private Placement and to provide the Equity Advance if the rights offering does not close by March 28, 2024.

We expect to use the net proceeds from the rights offering and the Back-Stop Arrangement and the Concurrent Private Placement for general corporate purposes, including debt service and for working capital. Please see “Use of Proceeds.”

Q:	What is a right?

A:

Each right entitles its holder to purchase 0.2858 shares of our common stock at a subscription price of $0.70 per whole share of common stock. Each right carries with it a basic subscription privilege and an oversubscription privilege.

Q:	How was the subscription price of $0.70 per share of common stock determined?

A:

The subscription price is equal to an approximately 10% discount to volume-weighted average price of our common stock over the ten trading days ending on March 5, 2024, the day on which the subscription price was determined by our board of directors, and was determined as part of a process led by a special committee of our board of directors, comprised of the independent members of our board of directors, which led to the arms-length negotiation of, and our entry into, the Investment Agreement with Lancer Capital under which Lancer Capital has agreed to the Back-Stop Arrangement and the Concurrent Private Placement.

In determining the subscription price for the rights offering, the special committee, management and advisors, considered a number of factors, including, among others, the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. On March 5, 2024, the last trading day before the subscription price was determined, the closing price of our common stock on the NYSE was $0.87 per share.

The subscription price does not necessarily reflect the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock.

Q:	What is the basic subscription privilege?

A:	The basic subscription privilege of each right entitles you to purchase 0.2858 shares at a subscription price of $0.70 per whole share.

Q:	What is the oversubscription privilege?

A:

The oversubscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock at the same $0.70 subscription price per share up to that number of shares of common stock that are offered in the rights offering but are not purchased by the other rights holders under their basic subscription privilege.

Q:	What are the limitations of the oversubscription privilege?

A:

We will be able to satisfy your exercise of the oversubscription privilege only if other rights holders do not fully exercise their basic subscription privileges. If sufficient shares of our common stock are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those rights holders who oversubscribed based on the number of shares each rights holder subscribed for under the basic subscription privilege. Only record date stockholders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege. You may not exercise your oversubscription privilege if you transfer all or a portion of your rights.

Lancer Capital will not be permitted to exercise or transfer any rights received by it, or to acquire other rights, in the rights offering, which rights are required to be held unexercised by Lancer Capital until the expiration of the rights offering. In lieu of exercising its rights, Lancer Capital will purchase Series C Preferred Stock under the Back-Stop Arrangement pursuant to the Investment Agreement.

Q:	Will fractional shares be issued upon the exercise of the rights?

A:

No. We will not issue fractional shares of common stock in the rights offering. Any fractional shares of our common stock created by the exercise of the rights will be rounded down to the nearest whole share. Any excess subscription payments received by the subscription agent in respect of fractional shares will be returned promptly after the expiration of the rights offering, in the manner in which made, without interest or deduction.

Q:	What is Lancer Capital’s Back-Stop Arrangement?

A:

Lancer Capital has agreed not to exercise or transfer any rights received by it, or to acquire other rights, and has agreed to purchase up to $19.0 million of Series C Preferred Stock to the extent of any unsubscribed amount of the rights offering. The rules of the NYSE prohibit the issuance to Lancer Capital of more than 1% of our common stock outstanding before the issuance unless stockholder approval of such issuance is obtained. The Series C Preferred stock will not be convertible into our common stock (in excess of 1% of our outstanding common stock) until such stockholder approval is obtained and any other applicable rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock are satisfied. The Series C Preferred Stock is intended to be the economic equivalent of common stock, participating on an as-converted basis in all dividends, distributions, merger consideration and all other consideration receivable by holders of common stock, and a means through which the Back-Stop Arrangement can be effected prior to the completion of such stockholder vote and the satisfaction of any other regulatory requirements.

Q:	How will the rights offering and the Investment Agreement affect Lancer Capital’s ownership of our common stock?

A:

As further described below, assuming that Lancer Capital purchases the full $19.0 million of Series C Preferred Stock pursuant to the Back-Stop Arrangement and that all of the Series C Preferred Stock purchased pursuant to the Back-Stop Arrangement and in the Concurrent Private Placement and all convertible notes held by Lancer Capital are converted into our common stock (notwithstanding any rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock), the maximum amount of our common stock outstanding on a fully-diluted basis that Lancer Capital could beneficially own immediately following the completion of the rights offering is 48.93% and the maximum amount of our voting securities that Lancer Capital could own immediately following the completion of the rights offering (excluding convertible notes) is 54.75%.

The Investment Agreement includes customary standstill provisions that restrict the ability of Lancer Capital and its affiliates and associates (collectively, the “Lancer Entities”) from, among other things, acquiring (i) our equity securities that would result in the Lancer Entities having beneficial ownership of more than that percentage of the then-outstanding shares of common stock beneficially owned by the Lancer Entities immediately following the closing of the rights offering, (ii) equity securities of our subsidiaries or (iii) any debt securities or indebtedness of us or our subsidiaries, from March 5, 2024, the date we entered into the Investment Agreement, until 90 days after the closing of the rights offering (the “Standstill Period”). Any acquirer of a block of greater than 9.9% of our common stock beneficially owned by the Lancer Entities (and any subsequent acquirer of such a block) will be required during the Standstill Period to be bound by the same standstill provisions.

Beneficial Ownership of Fully Diluted Common Stock

The following table depicts the pro forma effect of the rights offering, the Back-Stop Arrangement and the Concurrent Private Placement on the beneficial ownership of our fully diluted common stock, including our preferred stock, outstanding options, and convertible notes, as of March 7, 2024, assuming that the Rights Offering Proposal is approved by our stockholders.

			Pro Forma (1)
	No. of Shares	Percentage of Common Stock (fully diluted)	No. of Shares	Percentage of Common Stock (fully diluted)
Existing Common Stockholders(2)	79,234,991	79.54%	129,234,991	86.38%
Series A-3 Preferred Stockholders(3)	1,740,700	1.75%	1,740,700	1.16%
Series A-4 Preferred Stockholders(4	1,875,533	1.88%	1,875,533	1.25%
Holders of Outstanding Options(5)	4,634,290	4.66%	4,634,290	3.10%
Holders of Convertible Notes(6)	12,126,046	12.17%	12,126,046	8.11%

Total	99,611,560	100.00%	149,611,560	100.00%

(1)	This pro forma does not reflect any anti-dilution adjustments to the Company’s Series A-3 Preferred Stock or Series A-4 Preferred Stock that may be made in connection with the rights offering.
(2)	Includes outstanding common stock and restricted stock awards held by Mr. Glazer. Excludes common stock underlying options, convertible notes and preferred stock.
(3)	Reflects shares of common stock issuable on conversion of 6,125 shares of Series A-3 Preferred Stock.
(4)	Reflects shares of common stock issuable on conversion of 10,000 shares of Series A-4 Preferred Stock.
(5)	Reflects shares of common stock issuable on exercise of options at a range of exercise prices from $2.62 to $8.25.
(6)	Reflects shares of common stock issuable on conversion of $51.8 million in principal amount of convertible notes at a conversion price of $4.27.

The above amounts include, in the respective categories of the Company’s securities, the securities owned by Lancer Capital and the officers and directors of the Company.

The following table depicts the pro forma effect of the rights offering, the Back-Stop Arrangement and the Concurrent Private Placement on the beneficial ownership of our fully diluted common stock by Lancer Capital and the officers and directors of the Company as of March 7, 2024, assuming that the Rights Offering Proposal is approved by our stockholders.

			Pro Forma(1)
			Minimum Lancer Capital Participation(2)		Maximum Lancer Capital Participation(3)
	No. of Shares	Percentage of Common Stock (fully diluted)	No. of Shares	Percentage of Common Stock (fully diluted)	No. of Shares	Percentage of Common Stock (fully diluted)
Lancer Capital(4)	23,207,390	23.30%	46,064,533	30.79%	73,207,390	48.93%
Officers and Directors of the Company(5)	26,065,925	26.17%	48,923,068	32.70%	76,065,925	50.84%

(1)	This pro forma does not reflect any anti-dilution adjustments to the Company’s Series A-3 Preferred Stock or Series A-4 Preferred Stock that may be made in connection with the rights offering.
(2)

Assumes that (i) Lancer Capital does not backstop any portion of the rights offering; (ii) our stockholders fully subscribe to the rights offering for their basic subscription privilege; and (iii) the $16.0 million of Series C Preferred Stock purchased by Lancer Capital in the Concurrent Private Placement is converted into common stock (notwithstanding any rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock).

(3)

Assumes that (i) Lancer Capital purchases the full $19.0 million of Series C Preferred Stock pursuant to the Back-Stop Arrangement; (ii) the aggregate $35.0 million of Series C Preferred Stock purchased by Lancer Capital pursuant to the Back-Stop Arrangement and in the Concurrent Private Placement is converted into common stock (notwithstanding any rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock); and (iii) none of our other stockholders subscribe to the rights offering.

(4)	Reflects (i) the outstanding shares of common stock and common stock underlying convertible notes beneficially owned by Lancer Capital and (ii) restricted stock awards held by Mr. Glazer.
(5)

Reflects (i) the outstanding shares of common stock and common stock underlying convertible notes and options beneficially owned by the officers and directors of the Company, including such shares of common stock beneficially owned by Lancer Capital and (ii) restricted stock awards held by Mr. Glazer. Assumes that no officers or directors of the Company participate in the rights offering other than Mr. Glazer through Lancer Capital via the Back-Stop Arrangement.

Ownership of Voting Securities

The following table depicts the pro forma effect of the rights offering, the Back-Stop Arrangement and the Concurrent Private Placement on the ownership of our voting securities as of March 7, 2024, assuming that the Rights Offering Proposal is approved by our stockholders.

			Pro Forma(1)
	No. of Shares	Percentage of Voting Securities	No. of Shares	Percentage of Voting Securities
Existing Common Stockholders(2)	79,234,991	95.64%	129,234,991	97.28%
Series A-3 Preferred Stockholders(3)	1,740,700	2.10%	1,740,700	1.31%
Series A-4 Preferred Stockholders(4)	1,875,533	2.26%	1,875,533	1.41%

Total	82,851,224	100.00%	132,851,224	100.0%

(1)	This pro forma does not reflect any anti-dilution adjustments to the Company’s Series A-3 Preferred Stock or Series A-4 Preferred Stock that may be made in connection with the rights offering.
(2)

Includes outstanding common stock and restricted stock awards held by Mr. Glazer. Excludes common stock issuable upon conversion of Series A-3 Preferred Stock and Series A-4 Preferred Stock and convertible notes.

(3)	Reflects shares of common stock issuable on conversion of 6,125 shares of Series A-3 Preferred.
(4)	Reflects shares of common stock issuable on conversion of 10,000 shares of Series A-4 Preferred Stock.

The above amounts include, in the respective categories of the Company’s voting securities, the securities owned by Lancer Capital and the officers and directors of the Company.

The following table depicts the pro forma effect of the rights offering, the Back-Stop Arrangement and the Concurrent Private Placement on our voting securities beneficially owned by Lancer Capital and the officers and directors of the Company as of March 7, 2024, assuming that the Rights Offering Proposal is approved by our stockholders.

			Pro Forma(1)
			Minimum Lancer Capital Participation(2)		Maximum Lancer Capital Participation(3)
	No. of Shares	Percentage of Voting Securities	No. of Shares	Percentage of Voting Securities	No. of Shares	Percentage of Voting Securities
Lancer Capital(4)	22,738,796	27.45%	45,595,939	34.32%	72,738,796	54.75%
Officers and Directors of the Company(4)(5)	25,420,011	30.68%	48,277,154	36.34%	75,420,011	56.77%

(1)	This pro forma does not reflect any anti-dilution adjustments to the Company’s Series A-3 Preferred Stock or Series A-4 Preferred Stock that may be made in connection with the rights offering.

(2)

Assumes that (i) Lancer Capital does not backstop any portion of the rights offering; (ii) our stockholders fully subscribe to the rights offering for their basic subscription privilege; and (iii) the $16.0 million of Series C Preferred Stock purchased by Lancer Capital in the Concurrent Private Placement is converted into common stock (notwithstanding any rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock).

(3)

Assumes that (i) Lancer Capital purchases the full $19.0 million of Series C Preferred Stock pursuant to the Back-Stop Arrangement; (ii) the aggregate $35.0 million of Series C Preferred Stock purchased by Lancer Capital pursuant to the Back-Stop Arrangement and in the Concurrent Private Placement is converted into common stock (notwithstanding any rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock); and (iii) none of our other stockholders subscribe to the rights offering.

(4)	Does not include 468,594 shares of common stock issuable upon conversion of $2.0 million in principal amount of convertible notes owned by Lancer Capital.
(5)

Reflects voting securities owned by the officers and directors of the Company, including such voting securities owned by Lancer Capital and Mr. Glazer. Does not include 177,320 shares of common stock issuable upon exercise of stock options owned by the officers and directors of the Company. Assumes that no officers or directors of the Company participate in the rights offering other than Mr. Glazer through Lancer Capital via the Back-Stop Arrangement.

Q:	Has our board of directors, the Company, or the Dealer Manager made a recommendation to our stockholders whether to exercise, sell, or let lapse their rights in the rights offering?

A:

No. None of the Company, our board of directors, or the Dealer Manager has, or will, make any recommendation to stockholders whether to exercise, sell or let lapse their rights in the rights offering. You should make an independent investment decision about whether or not to exercise, sell or let lapse your rights based on your own assessment of our business and the rights offering. Stockholders who exercise rights risk the loss of their investment.

Q:	Will the directors and executive officers of the Company participate in this rights offering?

A:

To the extent they hold common stock as of 5:00 p.m. New York City time, on the record date, our directors and executive officers are entitled to participate in this rights offering on the same terms and conditions applicable to all rights holders. While some or all of our directors and executive officers may participate in the rights offering and have indicated an intention to participate as described above, they are not required to do so.

Q:	How do I exercise my rights?

A:	If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:

•	deliver payment to the subscription agent using the method outlined in this prospectus supplement or the accompanying prospectus; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on March 25, 2024, unless the expiration date is extended.

Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of the Depository Trust Company (“DTC”), DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of common stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription right to the fullest extent possible. If the payment exceeds the subscription price for the full exercise of the rights (to the extent specified by you), the excess will be refunded to you, in the manner in which made. You will not receive interest on any payments refunded to you.

Q:	What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

A:

If you hold your shares of our common stock in “street name” through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”

Q:	Will I be charged a sales commission or a fee if I exercise my rights?

A:

No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee. If you sell your rights, you will be responsible for any fees arising from the sale.

Q:	Are there any conditions to my right to exercise my rights?

A:	Yes. Your right to exercise your rights is subject to the conditions described under “The Rights Offering — Conditions to the Rights Offering.”

Q:	May I participate in this rights offering if I sell my common stock after the record date?

A:

The record date for this rights offering is March 6, 2024. If you own common stock as of the record date, you will receive rights and may participate in the rights offering even if you subsequently sell your common stock.

Q:	How soon must I act to exercise my rights?

A:

The rights may be exercised beginning on the date of this prospectus supplement through the expiration date, which is March 25, 2024, as of 5:00 p.m., New York City time, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.” If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. We have the option of extending the expiration date of the subscription period in our sole discretion.

Q:	Is there a guaranteed delivery period?

A:

No. There is no guaranteed delivery period in connection with the rights offering, so you must ensure that you properly complete all required steps before 5:00 p.m., New York City time, on March 25, 2024, unless the expiration date is extended.

Q:	When will I receive my rights certificate?

A:

As promptly as reasonably practicable after the date of this prospectus supplement, the subscription agent will send a rights certificate to each registered holder of our common stock as of 5:00 p.m., New York City time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual rights certificate. Instead, as described in this prospectus supplement, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank or other nominee and request a separate rights certificate.

Q:	May I transfer my rights if I do not want to purchase any shares?

A:

Yes. Although the rights are transferrable, we do not intend to list the rights on the NYSE or any other national securities exchange. Therefore, the rights will effectively only be able to be transferred in private transactions. You may transfer or sell your rights during the course of the subscription period (unless you exercise your rights). If you hold your shares of our common stock in “street name” through a broker, dealer or other nominee, then you should contact your broker, dealer or other nominee for instructions on how to sell your rights. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The absence of a trading market or liquidity for the rights may adversely affect their value. The subscription agent will only facilitate transfers of the subscription rights until 5:00 p.m., New York City time, on March 20, 2024, three business days prior to March 25, 2024, the scheduled expiration date (or if the rights offering is extended, on or before three business days prior to the extended expiration date).

Lancer Capital will not be permitted to exercise or transfer any rights received by it, or to acquire other rights, in the rights offering, which rights are required to be held unexercised by Lancer Capital until the expiration of the rights offering. In lieu of exercising its rights, Lancer Capital will purchase Series C Preferred Stock in accordance with the Back-Stop Arrangement pursuant to the Investment Agreement.

Q:	How may I sell my rights?

A:

You may try to sell your rights through normal investment channels. However, we do not intend to list the rights on the NYSE or any other national securities exchange. Therefore, the rights will effectively only be able to be sold in private transactions. You may sell your rights during the course of the subscription period (unless you exercise your rights). If you hold your shares of our common stock in “street name” through a broker, dealer or other nominee, then you should contact your broker, dealer or other nominee for instructions on how to sell your rights. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The absence of a trading market or liquidity for the rights may adversely affect their value. As described above, Lancer Capital will not be permitted to sell its rights.

Q:	Will I be able to trade my rights on the NYSE?

A:	No.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	Am I required to exercise any or all of the rights I receive in the rights offering?

A:	No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock that you own will not change.

Q:	Is the Company requiring a minimum subscription to complete the rights offering?

A:	No.

Q:	Can the board of directors cancel, terminate, amend, or extend the rights offering?

A:

Yes. Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason. If the board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

We may amend the terms of the rights offering or extend the subscription period of the rights offering.

Q:	Will my percentage ownership interest in the Company be diluted by the rights offering and the Back-Stop Arrangement?

A:

Your ownership interest will be further diluted to the extent that you do not exercise your rights. As a result of the Concurrent Private Placement, the percentage that your shares of common stock represent of our increased equity will be diluted.

In addition, as a result of this rights offering and giving effect to the Back-Stop Arrangement, to the extent you do not exercise your rights, you will lose any value represented by your unexercised rights and the percentage that your original shares of common stock represent of our increased equity will be further diluted.

Q:	If I exercise in the rights offering, may I cancel or change my decision?

A:

No. Unless our board of directors cancels or terminates the rights offering, all exercises of rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase shares of common stock at a price of $0.70 per share. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering.”  There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Q:	How much money will the Company receive from the rights offering?

A:

We expect to receive (after giving effect to the Back-Stop Arrangement and the Concurrent Private Placement) aggregate net proceeds of approximately $33.2 million from the rights offering and the Concurrent Private Placement, after deducting estimated offering expenses incurred by us relating to the rights offering and the Concurrent Private Placement.

See the section of the prospectus supplement titled “Use of Proceeds.”

Q:	Are there risks in exercising my rights?

A:

Yes. The exercise of your rights involves risks. Exercising your rights means buying shares of our common stock, and should be considered as carefully as you would consider any other equity investment.

We urge you to carefully read the section entitled “Risk Factors” beginning on page S-23 of this prospectus supplement and beginning on page 6 of the accompanying prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and all other information included or incorporated by reference in the prospectus and this prospectus supplement in its entirety before you decide whether to exercise your rights.

Q:	How many shares of common stock will be outstanding immediately after the rights offering?

A:	As of March 7, 2024, we had 80,722,983 issued and 79,234,991 outstanding shares of common stock.

Assuming the rights offering is fully subscribed and assuming conversion of all outstanding Series C Preferred Stock into our common stock, we will have 130,722,983 issued and 129,234,991 outstanding shares of common stock following the closing of the rights offering and the Concurrent Private Placement.

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A:

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will promptly instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send the refund payment through DTC, which will allocate the funds to your bank or broker. Any refunds returned will be without interest or deduction.

Q:	How do I exercise my rights if I live outside the United States?

A:

If you are a rights holder whose address is outside the United States, the subscription agent will not mail rights certificates to you, and your rights certificates will be held by the subscription agent for your account until any instructions are received to exercise your rights. If you are a rights holder whose address is outside the United States, to exercise your rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, on March 18, 2024, which is five business days prior to the expiration date for the rights offering, unless extended by us, and, if we so request, must establish to our satisfaction that they are permitted to exercise their rights under applicable law. Any questions related to exercising rights should be directed to the subscription agent. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights and any such determinations by us will be final and binding.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of common stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all rights even if we have shares of common stock available. We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

Q:	What are the U.S. federal income tax considerations applicable to U.S. holders of receiving or exercising rights?

A:

Although the authorities governing transactions such as the rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of rights to U.S. holders should generally be treated, for U.S. federal income tax purposes, as a distribution that is fully or partially taxable under Section 305(b) of the Internal Revenue Code of 1986, as amended (the “Code”). However, we anticipate (but can provide no assurances) that the rights distribution will not be made out of current or accumulated earnings and profits (because we believe we do not have any accumulated earnings and profits, and assuming, as expected, we will not have any earnings and profits for the current year), and as such anticipate that no part of the rights distribution should be treated as a dividend for U.S. federal income tax purposes; any distribution not made out of our current or accumulated earnings and profits would instead be treated first as a tax-free return of your basis in our common stock and thereafter as gain from the sale or exchange of your common stock. Exercising the rights should generally not result in a taxable exchange. For a more detailed discussion, see “United States Federal Income Tax Considerations for United States Holders.” You should consult your tax advisor as to the particular considerations applicable to you of the rights offering.

Q:	To whom should I send my forms and payment?

A:	If you wish to participate in this rights offering, you must take all the following steps, unless your shares are held by a broker, bank, or other nominee:

•	Deliver payment to the subscription agent using the method outlined in this prospectus supplement under “The Rights Offering — Method of Payment”; and

•	Deliver a properly completed rights certificate to the subscription agent at or before 5:00 p.m., New York City time, on March 25, 2024, unless the expiration date is extended.

If you are the record holder, then you should send your subscription documents and rights certificate by first class mail, express mail, courier or other expedited service to:

By first class mail:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

P.O. Box 43011

Providence, RI 02940-3011

By express mail, courier or other expedited service:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

150 Royall Street, Suite V

Canton, MA 02021

If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive a physical rights certificate. Instead, you must instruct your broker, bank, or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your rights if your shares are held by a broker, bank, or other nominee. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q:	Who is the dealer manager?

A:

Jefferies LLC will act as the Dealer Manager for this rights offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the Dealer Manager will solicit the exercise of rights. We have agreed to pay the Dealer Manager certain fees for acting as dealer manager and to reimburse the Dealer Manager for certain fees and expenses incurred in connection with this rights offering. The Dealer Manager is not underwriting or placing any of the rights being issued in this rights offering.

Q:	Who should I contact if I have other questions?

A:	If you have questions or need assistance, please contact the information agent at:

Okapi Partners LLC

1212 Avenue of the Americas

New York, New York 10036

Toll Free: (855) 208-8902

Email: info@okapipartners.com.

For a more complete description of the rights offering, see “The Rights Offering” included elsewhere in this prospectus supplement.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in the prospectus and this prospectus supplement. This summary does not contain all of the information that you should consider before investing in our shares of common stock. You should read the entire prospectus and any documents incorporated by reference carefully.

Exercising the rights and investing in our shares of common stock involves significant risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-23 of this prospectus supplement and beginning on page 6 of the accompanying prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and all other information included or incorporated by reference in the prospectus and this prospectus supplement in its entirety before you decide whether to exercise your rights.

The Company

We are a diversified holding company with principal operations conducted through three operating platforms or reportable segments: Infrastructure, Life Sciences, Spectrum, and Other, which includes businesses that do not meet the separately reportable segment thresholds.

Infrastructure Segment (DBMG)

Our Infrastructure segment is comprised of DBM Global Inc. (“DBMG”) and its wholly-owned subsidiaries. DBMG is a fully integrated industrial construction, structural steel and facility maintenance provider that provides fabrication and erection of structural steel and heavy steel plate services and also fabricates trusses and girders and specializes in the fabrication and erection of large-diameter water pipe and water storage tanks, as well as 3-D Building Information Modeling (“BIM”) and detailing. DBMG provides these services on commercial, industrial, and infrastructure construction projects such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas and stadiums, shopping malls, hospitals, dams, bridges, mines, metal processing, refineries, pulp and paper mills and power plants. Through GrayWolf Industrial Inc. (“GrayWolf”), DBMG provides integrated solutions for digital engineering, modeling and detailing, construction, heavy equipment installation and facility services including maintenance, repair, and installation to a diverse range of end markets. Through Aitken Manufacturing, Inc., DBMG manufactures pollution control scrubbers, tunnel liners, pressure vessels, strainers, filters, separators and a variety of customized products. Through Banker Steel Holdco, LLC (“Banker Steel”), DBMG provides full-service fabricated structural steel and erection services primarily for the East Coast and Southeast commercial and industrial construction market, in addition to full design-assist services. The Company maintains an approximately 91.2% controlling interest in DBMG.

Life Sciences Segment (Pansend Life Sciences, LLC)

Our Life Sciences segment is comprised of Pansend Life Sciences, LLC (“Pansend”), its subsidiaries and its equity investments. Pansend maintains controlling interests of approximately 80.0% in Genovel Orthopedics, Inc. (“Genovel”), which seeks to develop products to treat early osteoarthritis of the knee and approximately 56.6% in R2 Technologies, Inc. (“R2”), which develops aesthetic and medical technologies for the skin. Pansend also invests in other early stage or developmental stage healthcare companies including an approximately 46.2% interest in MediBeacon Inc. (“MediBeacon”), a medical technology company specializing in the advances of fluorescent tracer agents and transdermal measurement, potentially enabling real-time, direct monitoring of kidney function, an approximately 1.9% fully-diluted interest in Triple Ring Technologies, Inc. (“Triple Ring”), a science and technology co-development company, and an approximately 20.1% interest in Scaled Cell Solutions, Inc. (“Scaled Cell”), an immunotherapy company developing a novel autologous cell therapy system to potentially improve current CAR-T treatments.

Spectrum Segment (HC2 Broadcasting Holdings Inc.)

Our Spectrum segment is comprised of HC2 Broadcasting Holdings Inc. (“Broadcasting”) and its subsidiaries. Broadcasting strategically acquired and operates over-the-air broadcasting stations across the United States. The Company maintains a 98.0% controlling interest in Broadcasting and maintains a controlling interest of approximately 69.2%, inclusive of approximately 2.8% proxy and voting rights from minority holders of DTV America Corporation (“DTV”). On a fully diluted basis, the Company would have an approximately 85.8% controlling interest in Broadcasting.

Other Segment

Our Other segment represents all other businesses or investments that do not meet the definition of a segment individually or in the aggregate. Included in the Other segment is TIC Holdco, Inc. (“TIC”) and the former Marine Services segment, which includes its holding company, Global Marine Holdings, LLC (“GMH”), in which the Company maintains an approximately 72.8% controlling interest. GMH’s results include its subsidiary’s prior 19.0% equity method investment in HMN International Co., Ltd., formerly known as Huawei Marine Networks Co. (“HMN”), until it was sold on March 6, 2023. Refer to Note 6. Investments to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 6, 2024 for additional information.

Recent Developments

See “Risk Facts – Risks Related to the Rights Offering – There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”

Corporate Information

Our principal executive office is located at 295 Madison Avenue, 12th Floor, New York, New York 10017, and our telephone number is (212) 235-2691. We maintain a website at https://INNOVATEcorp.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

The Rights Offering

Rights	We will distribute to holders of record as of 5:00 p.m., New York City time, on March 6, 2024, at no charge, transferable rights to purchase an aggregate of $19.0 million of our common stock. You will receive one right for every share of our common stock outstanding and for every share of common stock issuable upon conversion of the preferred stock and convertible notes outstanding as of the record date. The number of rights to be distributed per share was based upon the number of shares of common stock and preferred stock and principal amount of convertible notes outstanding on the record date. A minimum of four rights will be required to purchase one share of common stock. Stockholders who are entitled to receive less than four rights on a pro rata basis will be distributed four rights in the rights offering.

No fractional rights or cash in lieu of fractional rights will be issued. Fractional rights will be rounded to the nearest whole number with such adjustments as may be necessary to ensure that if all rights are exercised, we will receive gross proceeds of $19.0 million.

Rights may only be exercised in aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this rights offering. Any fractional shares of our common stock created by the exercise of the subscription rights will be rounded down to the nearest whole share. Any excess subscription funds in respect of fractional shares will be returned to you, without interest or deduction, in the manner in which made, promptly after completion of the rights offering.

Lancer Capital will not be permitted to exercise or transfer any rights received by it, or to acquire other rights, in the rights offering, which rights are required to be held unexercised by Lancer Capital until the expiration of the rights offering. In lieu of exercising its rights, Lancer Capital will purchase Series C Preferred Stock pursuant to the Back-Stop Arrangement and, as a result of limitations on the amount that can be raised under the Company’s effective shelf registration statement on Form S-3, in the Concurrent Private Placement pursuant to the Investment Agreement.

Basic Subscription Privilege	Each right will allow you to purchase 0.2858 shares of our common stock at a subscription price of $0.70 per whole share.

Oversubscription Privilege

Each rights holder who elects to exercise the basic subscription privilege in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the oversubscription privilege requests, the available shares will be allocated pro rata, after eliminating all fractional shares, among rights holders who exercised their oversubscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments, in the manner in which made, without interest or deduction promptly after the expiration of the rights offering. Only record date stockholders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege. You may not exercise your oversubscription privilege if you transfer all or a portion of your rights.

Conditions to the Rights Offering	Your right to exercise your rights is subject to the conditions described under “The Rights Offering – Conditions to the Rights Offering.”

Investment Agreement, Back-Stop Arrangement, Concurrent Private Placement and Equity Advance	On March 5, 2024, we entered into the Investment Agreement with Lancer Capital, an investment fund led by Avram A. Glazer, the Chairman of our board of directors, pursuant to which Lancer Capital agreed to purchase up to $35.0 million of Series C Preferred Stock at the price of $1,000 per share.

The Investment Agreement provides that Lancer Capital will not exercise or transfer any rights received by it, or acquire other rights, in the rights offering. Instead of exercising any rights, Lancer Capital has agreed to purchase up to $19.0 million of Series C Preferred Stock to the extent of any unsubscribed amount of the rights offering. We refer to this arrangement with Lancer Capital to purchase shares of Series C Preferred Stock to the extent of any unsubscribed amount of the rights offering the “Back-Stop Arrangement.” The rules of the NYSE prohibit the issuance to Lancer Capital of more than 1% of our common stock outstanding before the issuance unless stockholder approval of such issuance is obtained. The Series C Preferred Stock is convertible into shares of common stock at the conversion price of $0.70 per share and is intended to be the economic equivalent of common stock, participating on an as-converted basis in all dividends, distributions, merger consideration and all other consideration receivable by holders of common stock, and a means through which the Back-Stop Arrangement can be effected prior to the completion of the stockholder vote and the satisfaction of any other regulatory requirements. We currently intend to seek stockholder approval for the conversion of the Series C Preferred Stock into shares of our common stock at our 2024 annual stockholders meeting.

In addition to the Back-Stop Arrangement, and as a result of limitations on the amount that can be raised under the Company’s effective shelf registration statement on Form S-3, pursuant to the Investment Agreement Lancer Capital will purchase $16.0 million of Series C Preferred Stock concurrently with the settlement of the rights offering in private placement under Rule 506 (the “Concurrent Private Placement”). Under the rules of the NYSE, because the shares Lancer Capital will purchase in the Concurrent Private Placement are greater than 20% of our common stock outstanding before the issuance of the Series C Preferred, those shares of Series C Preferred Stock may not be converted unless stockholder approval of such issuance is obtained. We currently intend to seek stockholder approval for the conversion of the Series C Preferred Stock into shares of our common stock at our 2024 annual stockholders meeting.

In the event that for any reason the rights offering is not settled by March 28, 2024, pursuant to the Investment Agreement Lancer Capital will then purchase $25.0 million of Series C Preferred Stock and, upon the closing of the rights offering, to the extent that Lancer Capital would have, based on the number of shares of common stock actually sold upon exercise of the rights, purchased less than $25.0 million of Series C Preferred Stock upon consummation of the Back-Stop Commitment and the Concurrent Private Placement, the Company will redeem those excess shares of Series C Preferred Stock from Lancer Capital at the redemption price of $1,000 per share.

Indications of Interest	Jefferies Group, an affiliate of the Dealer Manager of this rights offering, has advised the Company that it intends to subscribe in the rights offering for at least its full basic subscription privilege, although it has no obligation to do so. Jefferies Group and certain of its affiliates, including the Dealer Manager, beneficially own approximately 6.9% of our outstanding common stock as of March 7, 2024. See “Plan of Distribution”

Subscription Price	$0.70 per share.

Record Date	March 6, 2024

Expiration Date	The rights will expire, if not exercised, at 5:00 p.m., New York City time, on March 25, 2024, unless extended be us in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering – Procedures for DTC Participants.”

Transferability of Rights	Although the rights are transferrable, we do not intend to list the rights on the NYSE or any other national securities exchange. Therefore, the rights will effectively only be able to be transferred in private transactions. You may transfer or sell your rights during the course of the subscription period (unless you exercise your rights). If you hold your shares of our common stock in “street name” through a broker, dealer or other nominee, then you should contact your broker, dealer or other nominee for instructions on how to sell your rights. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The absence of a trading market or liquidity for the rights may adversely affect their value.

Lancer Capital will not be permitted to exercise or transfer any rights received by it, or to acquire other rights, in the rights offering, which rights are required to be held unexercised by Lancer Capital until the expiration of the rights offering. In lieu of exercising its rights, Lancer Capital will purchase Series C Preferred Stock pursuant to the Back-Stop Arrangement under the Investment Agreement.

Extension, Cancellation, and Amendment	We may extend the period for exercising your rights in our sole discretion. We may cancel or terminate the rights offering in our sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Procedure for Exercising Rights	If you are the record holder of shares of our common stock or preferred stock or convertible notes, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, Computershare, together with full payment for all the rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before 5:00 p.m. New York City time on the expiration date of the rights offering. You may deliver the documents by first class mail, express mail, courier or other expedited service and payments by wire transfer of immediately available funds or personal check drawn upon a United States bank payable to the subscription agent. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked. You should not exercise your rights unless you are certain that you wish to purchase common stock in the rights offering. See “Summary — Recent Developments” and “Risk Factors Risks Related to the Rights Offering—There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”

Rights not exercised prior to the expiration of the rights offering will lose their value.

How Rights Holders Can Exercise Rights through Others	Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering—Procedures for DTC Participants.” If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus supplement entitled “The Rights Offering — Beneficial Owners.”

How Non-U.S. Stockholders Can Exercise Rights	The subscription agent will not mail rights certificates to you if you are a holder whose address is outside the United States, and your rights certificates will be held by the subscription agent for your account until any instructions are received to exercise your rights. If you are a holder whose address is outside the United States, to exercise your rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, on March 18, 2024, which is five business days prior to the expiration date for the rights offering, unless extended by us, and, if we so request, must establish to our satisfaction that they are permitted to exercise their rights under applicable law. Any questions related to exercising rights should be directed to the subscription agent. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights and any such determinations by us will be final and binding.

United States Federal Income Tax Considerations for United States Holders

Although the authorities governing transactions such as the rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of rights to U.S. holders should generally be treated, for U.S. federal income tax purposes, as a distribution that is fully or partially taxable under Section 305(b) of the Code. We believe we do not have any accumulated earnings and profits for prior years. While we also expect not to have any earnings and profits for the current year, the determination of the current earnings and profits depend on the activities and operations for the entire current year and thus is subject to significant uncertainty. Nevertheless, we anticipate that no part of the rights distribution should be treated as a dividend for U.S. federal income tax purposes. Any distribution not made out of our current or accumulated earnings and profits would instead be treated first as a tax-free return of your basis in our common stock and thereafter as gain from the sale or exchange of your common stock. If you are a non-U.S. holder, the fair market value of the rights that you receive may be treated as a dividend subject to U.S. withholding tax at 30% (unless reduced under an applicable income tax treaty). For a more detailed discussion, see “United States Federal Income Tax Considerations for United States Holders.” You should consult your tax advisor as to the particular considerations applicable to you of the rights offering.

Issuance of our Common Stock	We will issue shares purchased in the rights offering as soon as practicable after the expiration of the rights offering. All shares that are purchased in the rights offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the rights offering.

No Recommendations to Rights Holders	None of the Company, our board of directors, or the Dealer Manager has, or will, make any recommendation to holders whether to exercise, sell or let lapse their rights in the rights offering. You should make an independent investment decision about whether or not to exercise, sell or let lapse your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

NYSE Listing of our Common Stock	Our common stock is traded on the NYSE under the symbol “VATE.” On February 23, 2024, the last trading day prior to our public announcement of the decision of our board to commence the rights offering, the closing price of our common stock on the NYSE was $0.79 per share. On March 5, 2024, the last trading day before the subscription price was determined, the closing price of our common stock on the NYSE was $0.87 per share.

Listing of the Rights	Although the rights are transferable, we do not intend to list the rights on the NYSE or any other national securities exchange. Therefore, the rights will effectively only be able to be transferred in private transactions. You may transfer or sell your rights during the course of the subscription period (unless you exercise your rights). If you hold your shares of our common stock in “street name” through a broker, dealer or other nominee, then you should contact your broker, dealer or other nominee for instructions on how to sell your rights. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The absence of a trading market or liquidity for the rights may adversely affect their value.

The record date for this rights offering is March 6, 2024. If you own common stock as of the record date, you will receive rights and may participate in the rights offering even if you subsequently sell your common stock.

If you are a record holder of a rights certificate, you may transfer your rights through the subscription agent, in which case you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. The subscription agent will only facilitate transfers of the physical rights certificates until 5:00 p.m., New York City time, on March 20, 2024, three business days prior to March 25, 2024, the scheduled expiration date (or if this rights offering is extended, on or before three business days prior to the extended expiration date).

See “The Rights Offering – Rights Are Transferable.”

NYSE Symbol for our Common Stock	Our common stock is listed on the NYSE under the symbol “VATE.”

Use of Proceeds	We expect to use the net proceeds from the rights offering and the Back-Stop Arrangement for general corporate purposes, including debt service and for working capital. See “Use of Proceeds.”

Dealer Manager	Jefferies LLC

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Okapi Partners LLC

Risk Factors	Exercising the rights and investing in our common stock involves significant risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-23 of this prospectus supplement and beginning on page 6 of the accompanying prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and all other information included or incorporated by reference in the prospectus and this prospectus supplement in its entirety before you decide whether to exercise your rights.

For additional information concerning the rights and our common stock, see “The Rights Offering” and “Description of our Capital Stock” below.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Our summary historical consolidated financial information presented below for the years ended December 31, 2023 and 2022 has been derived from our audited consolidated financial statements incorporated by reference herein. Our historical results included below and incorporated by reference in this offering memorandum are not necessarily indicative of the results for any future period.

Summary consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein as well as our consolidated financial statements and the related notes thereto and other financial information incorporated by reference herein.

See “Summary – Recent Developments” and “Risk Factors – Risks Related to the Rights Offering – There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”

	Year ended December 31,
(in millions, other than per share data)	2022	2023
Consolidated financial and other data:
Statement of operations data
Revenue	$1,637.3	$1,423.0
Cost of revenue	1,415.9	1,207.0

Gross profit	221.4	216.0
Operating expenses
Selling, general and administrative	180.1	168.0
Depreciation and amortization	27.2	20.2
Other operating loss	0.7	1.3

Income from operations	13.4	26.5

Other (expense) income:
Interest expense	(52.0)	(68.2)
Loss from equity investees	(1.3)	(9.4)
Other (expense) income, net	(1.2)	16.7

Loss from continuing operations before income taxes	(41.1)	(34.4)
Income tax expense	(0.9)	(4.5)

Net loss	(42.0)	(38.9)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	6.1	3.7
Net loss attributable to INNOVATE Corp.	(35.9)	(35.2)
Less: Preferred dividends	4.9	2.4
Net loss attributable to common stockholders	$(40.8)	$(37.6)
Loss per share – basic and diluted	$(0.53)	$(0.48)
Weighted average common shares outstanding – basic and diluted	77.5	78.1

(in millions)	December 31,
Consolidated balance sheet data:	2022	2023
Cash and cash equivalents	80.4	80.8
Total Assets	1,151.7	1,043.6
Total Liabilities	1,181.3	1,179.9
Total Stockholders’ Deficit and Temporary Equity	(29.6)	(136.3)

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks described below, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” in the prospectus, including our other filings with the SEC before making an investment decision.

Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information see the sections of this prospectus supplement or the accompanying prospectus entitled “Where You Can Find More Information” and “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Rights Offering

If you do not exercise your rights, as a result of the rights offering and the Back-Stop Arrangement, your relative ownership interest will experience significant dilution.

As a result of the Concurrent Private Placement, the percentage that your shares of common stock represent of our increased equity will be diluted. In addition, as a result of this rights offering and giving effect to the Back-Stop Arrangement, to the extent you do not exercise your rights, you will lose any value represented by your unexercised rights and the percentage that your original shares of common stock represent of our increased equity will be further diluted.

The subscription price determined for this rights offering is not an indication of our value.

In determining the subscription price for the rights offering, a special committee of our board of directors, comprised of the independent members of our board of directors, with the advice and input of management and advisors, considered a number of factors, including, among others, the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed a range of subscription prices in various prior rights offerings of public companies. On March 5, 2024, the last trading day before the subscription price was determined, the closing price of our common stock on the NYSE was $0.87 per share.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering. The market price of our common stock may decline during or after the rights offering, including below the subscription price. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

We currently expect that the rights will expire if they are not exercised at 5:00 p.m., New York City time, on March 25, 2024, which we may extend in our sole discretion. As a result, there may be material developments regarding us during such period. Because all exercises of rights are irrevocable, you should therefore consider carefully whether you wish to delay any exercise of your rights until after our issuance of those results since we cannot provide any assurance currently with respect to their content.

Lancer Capital beneficially owns a significant amount of our outstanding common stock, and its relative ownership interest in our common stock may increase following completion of the rights offering and application of the Back-Stop Arrangement. The interests of Lancer Capital may be different from yours.

Following completion of the rights offering and taking into account its existing ownership of common stock, depending on the extent to which our common stockholders other than Lancer Capital participate in the rights offering, Lancer Capital’s pro forma beneficial ownership of our common stock on a fully diluted basis will be between 30.79% and 48.93% and its pro forma ownership of our voting securities will be between 34.32% and 54.75% (notwithstanding any rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock). See “Questions and Answers Relating to the Rights Offering — How will the rights offering and the Investment Agreement affect Lancer Capital’s ownership of our common stock?” for additional information.

This concentration of voting power could deter or prevent a change in control of us that might otherwise be beneficial to our stockholders. The interests of Lancer Capital in this offering may be different from yours. In addition, as a result of the Back-Stop Arrangement, Lancer Capital may increase its proportional ownership of our common stock on an as-converted basis to the extent that other stockholders as of the record date do not exercise their rights.

The rights offering may cause the price of our common stock to decrease.

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in a decrease in the trading price of our common stock. This decline may continue after the completion of rights offering. Further, if a substantial number of rights are exercised and the holders of the shares received in the rights offering choose to sell some or all of the shares of common stock, the resulting sales could depress the market price of our common stock.

There is no guarantee that by the time the shares are delivered to you, the market price of our common stock will be above the subscription price. Further, because the exercise of your rights is not revocable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer the shares until after they are delivered.

There is no guarantee that the subscription price will be lower than the market price of our common stock at the time that the shares that you receive in the rights offering are delivered. Further, because the exercise of your rights is not revocable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer the shares until after they are delivered to you. Accordingly, the subscription price may be above the prevailing market price by the time that the shares of common stock are purchased and delivered.

If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you received in the rights offering at a price equal to or greater than the subscription price. Until shares are issued to the record holder upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you receive in the rights offering.

We will issue shares of our common stock purchased in the rights offering as soon as practicable after expiration of the rights offering. We will not pay interest on funds delivered to the subscription agent pursuant to the exercise of rights.

We may terminate the rights offering and return your subscription payments without interest.

We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering at any time. This decision could be based on many factors, including market conditions. We currently have no intention to terminate the rights offering, but reserve the right to do so.

If we elect to cancel or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return, without interest, any subscription payments the subscription agent received from you.

No prior market exists for the rights, and a liquid market for the rights may not develop.

Although the rights are transferrable, we do not intend to list the rights on the NYSE or any other national securities exchange. Therefore, the rights will effectively only be able to be transferred in private transactions. You may transfer or sell your rights during the course of the subscription period (unless you exercise your rights). The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The absence of a trading market or liquidity for the rights may adversely affect their value.

We are not responsible if you elect to sell your rights and no market exists to facilitate the purchase of rights. In such event, the rights will expire and will no longer be exercisable or transferable. If you wish to sell your rights but such rights cannot be sold, or if you provide the subscription agent with instructions to exercise the rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your rights, then the rights will expire, will be void, and will have no value.

If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.

Holders who desire to purchase shares of our common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., New York City time, on March 25, 2024, the expiration date of the rights offering, unless extended by us, in our sole discretion. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.” We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in the rights offering and executing a rights certificate, you are making binding and enforceable representations to the Company.

By signing the rights certificate and exercising its rights, each holder agrees, solely with respect to such holder’s exercise of rights in the rights offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and securities issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If you make payment of the subscription price by personal check, your check may not clear in sufficient time to enable you to purchase common stock in the rights offering.

Any personal check used to pay the subscription price in the rights offering must clear before 5:00 p.m., New York City time, on March 25, 2024, and the clearing process may require at least five (5) business days. As a result, if you choose to use a personal check to pay the subscription price, it may not clear before 5:00 p.m., New York City time, on March 25, 2024, in which event you would not be eligible to exercise your subscription rights.

You should note that funds paid by personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege and oversubscription privilege by a personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a wire transfer of immediately available funds in order to avoid missing the opportunity to exercise your rights.

If you exercise the oversubscription privilege, you may not receive all of the common stock for which you subscribe.

Exercise of the oversubscription privilege will only be honored if and to the extent that the basic subscription privilege has not been exercised in full. If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full. If, however, oversubscription requests exceed the number of shares of common stock available to be purchased pursuant to the oversubscription privilege, we will allocate the available shares of common stock proportionately among holders who exercised their oversubscription privilege based on the number of shares of common stock each holder subscribed for under such holder’s basic subscription rights. As a result, you may not receive any or all of the shares of common stock for which you exercise your oversubscription privilege. Only record date holders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege. You may not exercise your oversubscription privilege if you transfer all or a portion of your rights.

As soon as practicable after 5:00 p.m., New York City time, on March 25, 2024, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege. If you have properly exercised your oversubscription privilege, we will issue the shares of common stock purchased in the rights offering to the record holder as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares of common stock than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription privilege, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return, without interest, any subscription payments to you.

We have broad discretion in the use of proceeds of the rights offering. Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.

We currently intend to use the net proceeds from the rights offering for general corporate purposes, including debt service and for working capital. Our board of directors and management will have considerable discretion in the application of the net proceeds from the rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

In administering the rights offering, we will be relying on statements, representations and other information provided to us by third parties.

In administering the exercising of rights and the pro rating of oversubscription privileges in the rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the subscription agent’s ability to administer this rights offering in accordance with the terms and conditions described in this prospectus supplement.

We may not be able to fully utilize our net operating loss carryforwards and certain other tax attributes if we are deemed to undergo an “ownership change” as a result of the rights offering.

We have incurred substantial net operating losses (“NOLs”) during our history. Under the Code, an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change is generally defined as a greater than a 50 percentage point increase in equity ownership by “5% stockholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any three-year period.

In 2014, substantial acquisitions of our common stock were reported by new beneficial owners on Schedule 13D filings made with the SEC, and we issued shares of our preferred stock, which are convertible into a substantial number of shares of our common stock. During the second quarter of 2014, we completed a Section 382 review. The conclusions of this review indicated that an ownership change had occurred as of May 29, 2014.

As a result of our common stock offering in November 2015 and our purchase of GrayWolf Industrial in November 2018, we triggered additional ownership changes, imposing additional limitations on the use of our NOL carryforward amounts. The ownership changes may impact the timing of our ability to use these losses.

The issuance of our common stock in the rights offering, alone or taken together with the transactions occurring pursuant to the Investment Agreement and any transactions during the preceding 3 years (or, if shorter, since the last ownership change), is not likely to cause an ownership change that would result in additional limitations on the use of our NOL carryforward amounts. However, even if an ownership change does not result from the rights offering and the transactions occurring pursuant to the Investment Agreement, there can be no assurance that we will not undergo additional ownership changes in the future, or that any such future ownership changes would not further negatively affect our NOL carryforward amounts.

Risks Relating to Our Common Stock

We may issue additional shares of common stock or preferred stock, which could dilute the interests of our stockholders and present other risks.

Our Second Amended Certificate of Incorporation, as amended (the “certificate of incorporation”), authorizes the issuance of up to 160 million shares of common stock and 20 million shares of preferred stock. Pursuant to the requirements of the Investment Agreement, we intend to seek stockholder approval for the conversion of the Series C Preferred Stock into shares of our common stock at our 2024 annual stockholders meeting. See “The Rights Offering — Stockholder Proxy Solicitation.”

As of March 7, 2024, we had 80,722,983 issued and 79,234,991 outstanding shares of common stock, and 16,125 shares of Series A-3 Preferred Stock and Series A-4 Preferred Stock issued and outstanding. However, our certificate of incorporation authorizes our board of directors, from time to time, subject to limitations prescribed by law and any consent rights granted to holders of outstanding shares of preferred stock, to issue additional shares of preferred stock having rights that are senior to those afforded to the holders of our common stock. We also have reserved shares of common stock for issuance pursuant to our broad-based equity incentive plans, upon exercise of stock options and other equity-based awards granted thereunder, and pursuant to other equity compensation arrangements.

We may issue shares of common stock or additional shares of preferred stock to raise additional capital, to complete a business combination or other acquisition, to capitalize new businesses or new or existing businesses of our operating subsidiaries or pursuant to other employee incentive plans, any of which could dilute the interests of our stockholders and present other risks.

The issuance of additional shares of common stock or preferred stock may, among other things:

•	significantly dilute the equity interest and voting power of all other stockholders

•

subordinate the rights of holders of our outstanding common stock and/or preferred stock if preferred stock is issued with rights senior to those afforded to holders of our common stock and/or preferred stock;

•

trigger an adjustment to the price at which all or a portion of our outstanding preferred stock converts into our common stock, if such stock is issued at a price lower than the then-applicable conversion price;

•	entitle our existing holders of preferred stock to purchase a portion of such issuance to maintain their ownership percentage, subject to certain exceptions;

•	call for us to make dividend or other payments not available to the holders of our common stock; and

•	cause a change in control of our company if a substantial number of shares of our common stock are issued and/or if additional shares of preferred stock having substantial voting rights are issued.

The issuance of additional shares of common stock or preferred stock, or perceptions in the market that such issuances could occur, may also adversely affect the prevailing market price of our outstanding common stock and impair our ability to raise capital through the sale of additional equity securities.

Future sales of substantial amounts of our common stock by holders of our preferred stock or other significant stockholders may adversely affect the market price of our common stock.

As of March 7, 2024, the holders of our outstanding Series A-3 Preferred Stock and Series A-4 Preferred Stock had certain rights to convert their preferred stock into 3,616,233 shares of our common stock.

Pursuant to a second amended and restated registration rights agreement, dated January 5, 2015, entered into in connection with the issuance of the preferred stock (the “2015 Registration Rights Agreement”), we have granted registration rights to the purchasers of our preferred stock and certain of their transferees with respect to our common stock held by them and common stock issuable upon conversion of the preferred stock. This 2015 Registration Rights Agreement allows these holders, subject to certain conditions, to require us to register the sale of their shares under the federal securities laws. Furthermore, the shares of our common stock held by these holders, as well as other significant stockholders, may be sold into the public market under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

Future sales of substantial amounts of our common stock into the public market whether by holders of the preferred stock, by other holders of substantial amounts of our common stock or by us, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Price fluctuations in our common stock could result from general market and economic conditions and a variety of other factors.

The trading price of our common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control, including:

•	actual or anticipated fluctuations in our results of operations and the performance of our competitors

•	reaction of the market to our announcement of any future acquisitions or investments;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in general economic conditions; and

•	actions of our equity investors, including sales of our common stock by significant stockholders

We are a “smaller reporting company” and we cannot be certain whether the reduced requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a “smaller reporting company” under the rules of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we may choose to take advantage of certain scaled disclosure requirements available specifically to smaller reporting companies. For example, we are not required to provide market risk disclosures, a contractual obligations table in our management’s discussion and analysis of our financial condition and results of operations or selected financial data in our annual report. Additionally, as long as we continue to be a smaller reporting company, we may continue to use reduced compensation disclosure obligations. We will remain a smaller reporting company until the fiscal year following the determination that our public float is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are $100 million or more during the most recently completed fiscal year and our public float is $700 million or more measured on the last business day of our second fiscal quarter.

We cannot predict or otherwise determine if investors will find our securities less attractive as a result of our reliance on exemptions as a smaller reporting company. If some investors find our securities less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

USE OF PROCEEDS

We expect to receive aggregate net proceeds of approximately $33.2 million from the rights offering, the Back-Stop Arrangement and the Concurrent Private Placement after deducting estimated offering expenses incurred by us relating to those transactions.

We expect to use the net proceeds from the rights offering, the Back-Stop Arrangement and the Concurrent Private Placement for general corporate purposes, including debt service and for working capital.

THE RIGHTS OFFERING

The Rights

We will distribute to holders of record as of 5:00 p.m., New York City time, on March 6, 2024, at no charge, transferable rights to purchase an aggregate of $19.0 million of common stock. You will receive one right for every share of our common stock outstanding and share of common stock issuable upon conversion of the preferred stock and the convertible notes outstanding as of the record date. The number of rights to be distributed per share was based upon the number of shares of common stock and preferred stock and convertible notes outstanding on the record date. Holders who are entitled to receive less than four rights on a pro rata basis will be distributed four rights in the rights offering. We will round, to the nearest whole number, the number of rights we distribute to each holder with such adjustments as may be necessary to ensure that if all rights are exercised, we will receive gross proceeds of approximately $19.0 million.

The rights will be evidenced by transferable rights certificates. Each right will allow you to purchase 0.2858 shares of our common stock at a subscription price of $0.70 per whole share. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your oversubscription privilege, if there are enough shares available.

Although the rights are transferrable, we do not intend to list the rights on the NYSE or any other national securities exchange. Therefore, the rights will effectively only be able to be transferred in private transactions. You may transfer or sell your rights during the course of the subscription period (unless you exercise your rights). The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The absence of a trading market or liquidity for the rights may adversely affect their value.

Lancer Capital will not be permitted to exercise or transfer any rights received by it, or to acquire other rights, in the rights offering, which rights are required to be held unexercised by Lancer Capital until the expiration of the rights offering. In lieu of exercising its rights, Lancer Capital will purchase up to $19.0 million of Series C Preferred Stock pursuant to the Back-Stop Arrangement under the Investment Agreement.

Reasons for the Rights Offering

The rights offering is the result of a process led by a special committee of our board of directors, comprised of the independent members of our board of directors, to provide us with additional liquidity for general corporate purposes, including debt service and for working capital. Such process led to the arms-length negotiation of, and our entry into, the Investment Agreement with Lancer Capital under which Lancer Capital has agreed to the Back-Stop Arrangement, the Concurrent Private Placement and the Equity Advance.

No Fractional Rights

We will not issue fractional rights or cash in lieu of fractional rights. Fractional rights will be rounded to the nearest whole number with such adjustments as may be necessary to ensure that if all rights are exercised, we will receive gross proceeds of approximately $19.0 million.

You may request that the subscription agent divide your rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders. However, the subscription agent will not divide your rights certificate so that you would receive any fractional rights.

Expiration of the Rights Offering

You may exercise your subscription privilege at any time before 5:00 p.m., New York City time, on March 25, 2024, the expiration date for the rights offering, unless extended by us. We may, in our sole discretion, extend the time for exercising the rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “ — Procedures for DTC Participants.”

We will extend the duration of the rights offering as required by applicable law. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

If you do not exercise your rights before the expiration date of the rights offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription Privileges

Your rights entitle you to the basic subscription privilege and the oversubscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase 0.2858 shares of our common stock per right, upon delivery of the required documents and payment of the subscription price of $0.70 per whole share. You are not required to exercise all of your rights unless you wish to purchase shares under your oversubscription privilege. We will deliver to you the shares which you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired. All shares that are purchased in the rights offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the rights offering.

Oversubscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $0.70 per share, before the expiration of the rights offering. You may only exercise your oversubscription privilege if you exercised your basic subscription privilege in full and other holders of rights do not exercise their basic subscription privileges in full. You may not exercise your oversubscription privilege if you transfer all or a portion of your rights.

Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing holders. “Pro rata” means in proportion to the number of total shares of our common stock and preferred stock and principal amount of convertible notes, all on an as-converted basis, that our holders hold on the record date have purchased by exercising their basic subscription privileges. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their oversubscription privileges.

Full Exercise of Basic Subscription Privilege. You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity.

For example, suppose that you were granted rights for shares of our common stock which you own individually and shares of our common stock which you own collectively with your spouse. If you wish to exercise your oversubscription privilege with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual oversubscription privilege.

When you complete the portion of your rights certificate to exercise your oversubscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock which you hold in that capacity. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment. If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned, in the manner in which made, without interest or deduction as soon as practicable after the expiration date. We will deliver or cause the transfer agent to deliver shares that you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

No Fractional Shares of Common Stock

We will not issue fractional shares of common stock. Any fractional shares of our common stock created by the exercise of the rights will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer $19.0 million of common stock in the rights offering. In the unlikely event that, because of the rounding of fractional shares of common stock, the rights offering would have been subscribed in an amount in excess of $19.0 million of common stock, all holders’ shares issued in the rights offering will be reduced in an equitable manner. Any excess subscription funds in respect of fractional shares will be returned to you, without interest or deduction, in the manner in which made, promptly after completion of the rights offering.

Conditions to the Rights Offering

The commencement of the rights offering is not conditioned upon stockholder approval. Our obligation to consummate the rights offering is conditioned upon the satisfaction prior to the closing of the rights offering that the shares of our common stock to be issued in the rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance, which condition may be waived in whole or in part by the Company with the consent of Lancer Capital.

We may cancel or terminate the rights offering, in whole or in part, at any time in our sole discretion. If we cancel or terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Back-Stop Arrangement, Concurrent Private Placement and Equity Advance

The Investment Agreement provides that Lancer Capital will not exercise or transfer any rights received by it, or acquire other rights, in the rights offering. Instead, Lancer Capital has agreed to purchase up to $19.0 million of Series C Preferred Stock to the extent of any unsubscribed amount of the rights offering. We refer to this as the “Back-Stop Arrangement.” The rules of the NYSE prohibit the issuance to Lancer Capital of more than 1% of our common stock outstanding before the issuance unless stockholder approval of such issuance is obtained. The Series C Preferred Stock is intended to be the economic equivalent of common stock, participating on an as-converted basis in all dividends, distributions, merger consideration and all other consideration receivable by holders of common stock, and a means through which the Back-Stop Arrangement can be effected prior to the completion of such stockholder vote and the satisfaction of any other regulatory requirements.

In addition to the Back-Stop Arrangement, and as a result of limitations on the amount that can be raised under the Company’s effective shelf registration statement on Form S-3, pursuant to the Investment Agreement Lancer Capital will purchase $16.0 million of Series C Preferred Stock concurrently with the settlement of the rights offering in private placement under Rule 506 (the “Concurrent Private Placement”). Under the rules of the NYSE, because the shares Lancer Capital will purchase in the Concurrent Private Placement are greater than 20% of our common stock outstanding before the issuance of the Series C Preferred, those shares of Series C Preferred Stock may not be converted unless stockholder approval of such issuance is obtained.

In the event that for any reason the rights offering is not settled by March 28, 2024, pursuant to the Investment Agreement Lancer Capital will then purchase $25.0 million of Series C Preferred Stock and, upon the closing of the rights offering, to the extent that Lancer Capital would have, based on the number of shares of common stock actually sold upon exercise of the rights, purchased less than $25.0 million of Series C Preferred Stock upon consummation of the Back-Stop Commitment and the Concurrent Private Placement, the Company will redeem those excess shares of Series C Preferred Stock from Lancer Capital at the redemption price of $1,000 per share. We refer to this as the “Equity Advance.”

Immediately following the completion of the rights offering and assuming that Lancer Capital purchases the full $19.0 million of Series C Preferred Stock pursuant to the Back-Stop Arrangement and that all of the Series C Preferred Stock purchased pursuant to the Back-Stop Arrangement and in the Concurrent Private Placement are converted into our common stock (notwithstanding any rules and regulations limiting or prohibiting Lancer Capital from purchasing or acquiring our common stock), the maximum amount of our common stock outstanding on a fully diluted basis that Lancer Capital could beneficially own, is 48.93% and the maximum amount of our outstanding voting securities that Lancer Capital could own is 54.75%. See “Questions and Answers Relating to the Rights Offering — How will the rights offering and the Investment Agreement affect Lancer Capital’s ownership of our common stock?” for additional information.

Stockholder Proxy Solicitation

Pursuant to the Investment Agreement, we currently intend to submit the our stockholders for their approval at the 2024 annual meeting of stockholders a proposal to approve the issuance of the applicable number of shares of common stock upon conversion of up to 35,000 shares of Series C Preferred Stock in the Back-Stop Arrangement, the Concurrent Private Placement or the Equity Advance to the extent that the issuance of common stock upon conversion of such shares of Series C Preferred Stock requires approval under the rules and regulations of the NYSE (the “Rights Offering Proposal”)

The affirmative vote of a majority of the votes cast by the holders of our common stock, Series A-3 Preferred Stock and Series A-4 Preferred, voting as a single class (with the Series A-3 Preferred Stock and Series A-4 Preferred Stock voting on an as-converted basis), will constitute the stockholders’ approval of the Rights Offering Proposal. On December 30, 2022, INNOVATE and Continental General Insurance Company (“CGIC”) entered into an agreement pursuant to which CGIC and its affiliates agreed to vote their shares of Series A-3 Preferred Stock and Series A-4 Preferred Stock, to the extent such shares result in CGIC beneficially owning more than 9.9% of the aggregate voting power of the Company, in the same manner as the majority of the stockholders holding less than 10% of our outstanding common stock on an as converted basis vote their shares with respect to any matter pursuant to which such shares are entitled to vote. As of December 31, 2023, CGIC, together with certain of its affiliates, beneficially owns 10.5% of our outstanding common stock on an as-converted basis.

Method of Subscription — Exercise of Rights

If you are a record holder of shares of our common stock or preferred stock, you may exercise your rights by delivering the following to the subscription agent, at or before 5:00 p.m., New York City time, on March 25, 2024, the expiration date of the rights offering, unless extended by us:

Your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

Your full subscription price payment for each share of common stock subscribed for under your rights.

Your rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on March 25, 2024, the expiration date of the rights offering, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “— Procedures for DTC Participants.”

Method of Payment

The subscription agent will accept payment only by wire transfer of immediately available funds or personal check drawn upon a United States bank payable to the subscription agent. Payments by certified bank check, cashier’s check or money order will not be accepted.

Receipt of Payment

Your payment of the subscription price will be deemed to have been received by the subscription agent only when:

•	any personal check clears; or

•	the subscription agent receives a wire transfer of immediately available funds.

Payments by certified bank check, cashier’s check or money order will not be accepted.

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from holders of rights until we issue to you your common stock, or return your overpayment, if any.

If delivering by Express Mail, Courier or Other Expedited Service:

Computershare Trust Company, N.A.

Attn: Voluntary Corporate Actions

150 Royall Street, Suite V

Canton, MA 02021

If sending payment of subscription price by wire of immediately available funds:

Bank of America

ABA Number 026009593

DDA 4426332057

Account Name CINC AAF Rights Offering H

SWIFT BOFAUS3N

Reference Line INNOVATE Rights Offering and your 11 digit Computershare Account Number

If you do not include your 11 digit Computershare Account Number in the reference line of your wire, the subscription agent will not be able to match your wire to your rights exercise and your rights exercise will not be accepted into this offer.

In considering which method of delivery to use, holders of rights should take into consideration the amount of time remaining in the rights offering to ensure that materials are delivered prior to the expiration of the rights offering.

Delivery of Subscription Materials

You should deliver your rights certificate to the subscription agent by one of the methods described below:

By First Class Mail:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

P.O. Box 43011

Providence, RI 02940-3011

By Express Mail, Courier or Other Expedited Service:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

150 Royall Street, Suite V

Canton, MA 02021

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or do not make full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your oversubscription privilege to purchase the maximum number of shares with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you, in the manner in which made, without interest or deduction as soon as practicable after the expiration date of the rights offering.

Exercising a Portion of Your Rights

If you subscribe for fewer than all of the shares of our common stock represented by your rights certificate, you may receive from the subscription agent a new rights certificate representing your unused rights.

If you do not indicate the number of rights being exercised, or if you do not make full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your right with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to the purchase of shares of common stock, we or the subscription agent will return the excess amount to you, in the manner in which made, without interest or deduction, promptly after the expiration date of the rights offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares of common stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate provides that the shares of common stock are to be delivered to you as record holder of those rights; or

•	you are an eligible institution.

Notice to Brokers and Nominees

If you are a broker, a trustee or a depositary for securities that holds shares of our common stock for the account of others as of 5:00 p.m., New York City time, on March 6, 2024, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to their rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owners so instruct, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock or existing stockholders that are entitled to participate in dividend distributions to our common stockholders at 5:00 p.m., New York City time, on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or preferred stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to transfer or exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold shares of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificates carefully.

If you want to exercise your rights, you should send your rights certificate(s) and your subscription price payment to the subscription agent. Do not send your rights certificate(s) and subscription price payment to the Company.

You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. You must pay, or arrange for payment, by means of a wire transfer of immediately available funds or personal check drawn upon a United States bank payable to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Cashier’s checks, money orders and certified checks will not be accepted. Your payment of the subscription price will be deemed to have been received by the subscription agent only when:

•	any personal check clears; or

•	the subscription agent receives a wire transfer of immediately available funds.

If you do not include your 11 digit Computershare Account Number in the reference line of your wire, the subscription agent will not be able to match your wire to your rights exercise and your rights exercise would not be accepted into this offer.

In considering which method of delivery to use, holders of rights should take into consideration the amount of time remaining in the rights offering to ensure that materials are delivered prior to the expiration of the rights offering.

Determinations Regarding the Exercise of Your Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your rights because of any defect or irregularity. We will not accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your rights if our issuance of the shares of our common stock to you could be deemed unlawful under applicable law.

No Guaranteed Delivery Procedure

There is no guaranteed delivery procedure available in connection with the rights offering. If you wish to exercise rights, you must ensure that you properly complete all required steps before 5:00 p.m., New York City time, on March 25, 2024, unless the expiration date is extended.

United States Federal Income Tax Considerations for United States Holders

Although the authorities governing transactions such as the rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of rights to U.S. holders should generally be treated, for U.S. federal income tax purposes, as a distribution that is fully or partially taxable under Section 305(b) of the Code. We anticipate (but can provide no assurances) that the rights distribution will not be made out of current or accumulated earnings and profits, and as such anticipate that no part of the rights distribution should be treated as a dividend for U.S. federal income tax purposes; any distribution not made out of our current or accumulated earnings and profits would instead be treated first as a tax-free return of your basis in our common stock and thereafter as gain from the sale or exchange of your common stock. For a more detailed discussion, see “United States Federal Income Tax Considerations for United States Holders.” You should consult your tax advisor as to the particular considerations applicable to you of the rights offering.

Regulatory Limitation

We will not be required to issue the shares of our common stock to you pursuant to the rights offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any foreign, state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Questions About Exercising Rights

If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this document or the Instructions as to Use of INNOVATE Corp. Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus supplement.

Subscription Agent and Information Agent

We have appointed Computershare to act as subscription agent and Okapi Partners LLC to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus supplement or the accompanying prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent and all other expenses incurred by us in the rights offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your rights.

No Revocation

Once you have exercised your rights, you may not revoke your exercise. All exercises of rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase common stock in the rights offering. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.” Rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

If you are a broker, a dealer, a trustee or a depositary for securities who holds our common stock for the account of others as a nominee holder, you may, upon proper showing to the subscription agent, exercise your beneficial owners’ basic and oversubscription privileges through DTC. Any rights exercised through DTC are referred to as “DTC Exercised Rights.” You may exercise your DTC Exercised Rights through DTC’s PSOP Function on the “agents’ subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date.

Subscription Price

The subscription price is $0.70 per share. For more information with respect to how the subscription price was determined, see “— Reasons for the Rights Offering” and “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus supplement.

Rights Will be Transferable

Although the rights are transferrable, we do not intend to list the rights on the NYSE or any other national securities exchange. Therefore, the rights will effectively only be able to be transferred in private transactions. You may transfer or sell your rights during the course of the subscription period (unless you exercise your rights). If you hold your shares of our common stock in “street name” through a broker, dealer or other nominee, then you should contact your broker, dealer or other nominee for instructions on how to sell your rights. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The absence of a trading market or liquidity for the rights may adversely affect their value.

If you are a record holder of a rights certificate, you may transfer your rights through the subscription agent, in which case you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. The subscription agent will only facilitate transfers of the physical rights certificates until 5:00 p.m., New York City time, on March 20, 2024, three business days prior to March 25, 2024, the scheduled expiration date (or if this rights offering is extended, on or before three business days prior to the extended expiration date).

Extensions and Termination

We may extend the rights offering and the period for exercising your rights, in our sole discretion. In addition, we may terminate the rights offering at any time prior to the time the rights offering expires.

No Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of such investor’s own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page S-23 of this prospectus supplement and beginning on page 6 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2023, hereby incorporated by reference in this prospectus supplement or the accompanying prospectus.

None of the Company, our board of directors, or the Dealer Manager has, or will, make any recommendation to holders whether to exercise, sell or let lapse their rights in the rights offering. You should make an independent investment decision about whether or not to exercise, sell or let lapse your rights based on your own assessment of our business and the rights offering.

Non-U.S. Holders

The subscription agent will not mail rights certificates to holders on the record date whose addresses are outside the United States, and your rights certificates will be held by the subscription agent for your account until any instructions are received to exercise your rights. If you are a holder whose address is outside the United States, to exercise their rights, you must notify the subscription agent before 11:00 a.m., New York City time, on March 18, 2024, which is five business days prior to the expiration date for the rights offering, unless extended by us, and, if we so request, must establish to our satisfaction that they are permitted to exercise their rights under applicable law. Any questions related to exercising rights should be directed to the subscription agent. If these procedures are not followed prior to the expiration date, those holders’ rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights and any such determinations by us will be final and binding.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of our common stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case holders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

Shares of Common Stock Outstanding after the Rights Offering and the Conversion of the Series C Preferred Stock

We had 80,722,983 issued and 79,234,991 outstanding shares of common stock as of March 7, 2024. Assuming conversion of all Series C Preferred Stock issued in the Back-Stop Arrangement and the Concurrent Private Placement into our common stock, we will have 130,722,983 issued and 129,234,991 outstanding shares of common stock following the closing of the rights offering.

INVESTMENT AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

On March 5, 2024, we entered into the Investment Agreement with Lancer Capital, an investment fund led by Avram A. Glazer, the Chairman of our board of directors, pursuant to which Lancer Capital agreed to purchase up to $35.0 million of Series C Preferred Stock.

The Investment Agreement provides that Lancer Capital will not exercise or transfer any rights received by it, or acquire other rights, in the rights offering. Instead, Lancer Capital has agreed to purchase up to $19.0 million of Series C Preferred Stock to the extent of any unsubscribed amount of the rights offering. We refer to this as the “Back-Stop Arrangement.” The rules of the NYSE prohibit the issuance to Lancer Capital of more than 1% of our common stock outstanding before the issuance unless stockholder approval of such issuance is obtained. The Series C Preferred Stock is intended to be the economic equivalent of common stock, participating on an as-converted basis in all dividends, distributions, merger consideration and all other consideration receivable by holders of common stock, and a means through which the Back-Stop Arrangement can be effected prior to the completion of such stockholder vote and the satisfaction of any other regulatory requirements. The Investment Agreement also restricts Lancer Capital from purchasing or otherwise acquiring any other rights we issue in the rights offering.

In addition to the Back-Stop Arrangement and as a result of limitations on the amount that can be raised under the Company’s effective shelf registration statement on Form S-3, pursuant to the Investment Agreement, Lancer Capital will purchase $16.0 million of Series C Preferred Stock concurrently with the settlement of the rights offering in private placement under Rule 506 (the “Concurrent Private Placement”). Under the rules of the NYSE, because the shares Lancer Capital will purchase in the Concurrent Private Placement are greater than 20% of our common stock outstanding before the issuance of the Series C Preferred, those shares of Series C Preferred Stock may not be converted unless stockholder approval of such issuance is obtained.

In the event that for any reason the rights offering is not settled by March 28, 2024, pursuant to Investment Agreement Lancer Capital will then purchase $25.0 million of Series C Preferred Stock and, upon the closing of the rights offering, to the extent that Lancer Capital would have, based on the number of shares of common stock actually sold upon exercise of the rights, purchased less than $25.0 million of Series C Preferred Stock upon consummation of the Back-Stop Commitment and the Concurrent Private Placement, the Company will redeem those excess shares of Series C Preferred Stock from Lancer Capital at the redemption price of $1,000 per share. We refer to this as the “Equity Advance.”

Following the consummation of the rights offering and subject to stockholder approval of the Rights Offering Proposal, Lancer Capital will have the right to convert the Series C Preferred Stock into shares of common stock, except to the extent that the issuance of such common stock would exceed any ownership or issuance limits imposed by the applicable rules and regulations to which we are then subject, including, without limitation, the rules and regulations of the NYSE and any other applicable regulators. Each then outstanding share of Series C Preferred Stock held by Lancer Capital will be automatically converted into shares of our common stock upon stockholder approval of the Rights Offering Proposal, except to the extent that the issuance of such common stock would exceed any ownership or issuance limits imposed by the applicable rules and regulations to which we are then subject. As of the date of this prospectus supplement, there are no such ownership or issuance limits except for the NYSE rules described above. See the discussion under the heading “Description of Our Capital Stock — Preferred Stock — Series C Preferred Stock.”

The Investment Agreement includes customary standstill provisions that restrict the ability of the Lancer Entities from, among other things, acquiring (i) our equity securities that would result in the Lancer Entities having beneficial ownership of more than that percentage of the then-outstanding shares of common stock beneficially owned by the Lancer Entities immediately following the closing of rights offering , (ii) equity securities of our subsidiaries or (iii) any debt securities or indebtedness of us or our subsidiaries, during the Standstill Period. Any acquiror of a block of greater than 9.9% of our common stock beneficially owned by the

Lancer Entities (and any subsequent acquiror of such a block) will be required during the Standstill Period to be bound by the same standstill provisions.

The Series C Preferred Stock’s initial conversion rate of $0.70 per common share is equivalent to the subscription price in the rights offering.

On March 5, 2024, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Lancer Capital. Lancer Capital will have certain customary shelf demand and piggyback registration rights with respect to the common stock issuable upon conversion of the Series C Preferred Stock (the “registrable common stock”) pursuant to the terms of the Registration Rights Agreement.

Pursuant to the terms of the Registration Rights Agreement, we are required to file, either a prospectus supplement to an existing registration statement on Form S-3 or a new registration statement on Form S-3 (or such other form under the Securities Act then available to us), and to use commercially reasonable efforts to cause any such new registration statement be declared effective by the SEC, in either case, providing for the resale from time to time by Lancer Capital of the registrable common stock. Lancer Capital will also be permitted to request one or more underwritten shelf takedowns from such resale registration statement, provided that each underwritten shelf takedown must be for a minimum number of shares of registrable common stock, together with any shares of common stock to be sold for our account and any other participating stockholders, that equals at least 15% of our then total outstanding market capitalization for our common stock. Lancer Capital will also be entitled to request to participate in, or “piggyback” on, registrations of our common stock for sale by us or any other person at any time subject to the limitations on the amount that can be sold set forth in Instruction I.B.6 to Form S-3.

The registration rights described above will be subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement, a 120-day cooling off period following the filing of any registration statement or pricing of any underwritten offering, and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, we may delay the filing or effectiveness of any registration statement or use of any prospectus related thereto for a reasonable period of time not to exceed 60 days in succession or 180 days in the aggregate in any 12-month period if the board of directors determines in good faith and in its reasonable judgment that it is required to disclose in the registration statement a financing, acquisition, corporate reorganization or other similar transaction or other material event or circumstance affecting us or our securities.

We will bear the expenses incurred in connection with registrations under the registration rights agreement (including the fees of our legal counsel and auditors), other than any underwriting fees and commissions attributable to any registrable common stock sold by Lancer Capital and all fees and disbursements of Lancer Capital’s counsel. We will also agree to indemnify Lancer Capital against certain customary liabilities, including liabilities under the Securities Act.

The foregoing descriptions of the Investment Agreement and the Registration Rights Agreement are summaries only. For a more complete understanding of the terms of these agreements, please refer to the full agreements, each of which is incorporated by reference in this prospectus supplement or the accompanying prospectus.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our Second Amended Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Fourth Amended and Restated By-Laws, as amended (the “By-Laws”), and the Tax Benefits Preservation Plan (the “Preservation Plan”), dated as of April 1, 2023. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our Certificate of Incorporation, By-Laws, and Preservation Plan, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “INNOVATE,” the “Company”, “we,” “our” and “us” refer to INNOVATE Corp., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 160 million shares of common stock, par value $0.001 per share, and 20 million shares of preferred stock, par value $0.001 per share. Pursuant to the requirements of the Investment Agreement, we are calling a special meeting for our stockholders to seek stockholder approval for the conversion of the Series C Preferred Stock into shares of our common stock.

Common Stock

Voting. The holders of the common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of the common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by the board of directors out of the assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the common stock would be entitled to share ratably in the assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences, such as those discussed below with respect to the preferred stock. In either such case, we must pay the applicable distribution to the holders of the preferred stock before we may pay distributions to the holders of the common stock.

Conversion, Redemption and Preemptive Rights. Holders of the common stock have no conversion, redemption, preemptive, subscription or similar rights. There are no sinking fund provisions applicable to our common stock.

Preferred Stock

Under our Certificate of Incorporation, the board of directors of the Company is authorized, subject to limitations prescribed by law and any consent rights granted to holders of outstanding shares of preferred stock, to issue up to 20 million shares of preferred stock, par value $0.001 per share, in one or more classes or series. The board of directors has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of the preferred stock. The terms and conditions of any issued preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common stock or otherwise be in their best interest.

Of the 20 million shares of preferred stock authorized for issuance under our Certificate of Incorporation, 6,125 shares are designated as Series A-3 Convertible Participating Preferred Stock (the “Series A-3 Preferred Stock”), 10,000 shares are designated as Series A-4 Convertible Participating Preferred Stock (the “Series A-4 Preferred Stock”) and 100,000 shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”). In connection with the rights offering, pursuant to the Investment Agreement we shall designate 35,000 shares of our preferred stock as Series C Non-Voting Participating Convertible Preferred Stock (“Series C Preferred Stock” and, together with the Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series B Preferred Stock, the “Preferred Stock”).

On April 1, 2023, the Company entered into the Preservation Plan with Computershare Trust Company, N.A., as rights agent. The Preservation Plan is intended to help protect the Company’s ability to use its tax net operating losses and other certain tax assets (“Tax Benefits”) by deterring an “ownership change,” as defined under Section 382 of the Code and the Treasury Regulations thereunder, by a person or group of affiliated or associated persons from acquiring beneficial ownership of 4.9% or more of the outstanding common shares. The following summary of the Preservation Plan is qualified in its entirety by reference to the complete Preservation Plan which is incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

In connection with entering into the Preservation Plan, on April 1, 2023 our board of directors declared a dividend distribution of one right (a “Preservation Plan Right”) for each outstanding share of common stock to stockholders of record at the close of business on April 10, 2023. Each Preservation Plan Right is governed by the terms of the Preservation Plan and entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series B Preferred Stock at a purchase price of $15.00 per Unit, subject to adjustment.

The Preservation Plan Rights become exercisable upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has become the beneficial owner of 4.9% or more of the shares of the common stock outstanding (the “Stock Acquisition Date”) and (ii) ten business days (or such later date as our board of directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. As of the date of this prospectus supplement, the Preservation Plan Rights are not exercisable.

The definition of “Acquiring Person” contained in the Preservation Plan contains several exemptions, including for any person that our board of directors, in its sole discretion, has determined shall not be deemed an Acquiring Person. In connection with the rights offering described in this prospectus supplement, our board of directors has determined that any person who becomes the beneficial owner of 4.9% or more of the outstanding common stock upon the exercise of the rights shall not be deemed to be Acquiring Person, unless otherwise determined by our board of directors.

The Preservation Plan Rights will expire at the earliest of (i) 11:59 p.m. (New York City time) on June 30, 2024 or such later date and time as may be determined by our board of directors and approved by our stockholders by a vote of the majority of the votes cast by the holders of shares entitled to vote thereon at a meeting of the stockholders of the Company prior to 11:59 p.m. (New York City time) on June 30, 2024 (which later date and time shall be in no event later than 11:59 p.m. (New York City time) on October 1, 2026), (ii) the time at which the Preservation Plan Rights are redeemed or exchanged as provided in the Preservation Plan, (iii) the time at which our board of determines that the Preservation Plan is no longer necessary or desirable for the preservation of Tax Benefits, and (iv) the close of business on the first day of a taxable year of the Company to which our board of directors determines that no Tax Benefits may be carried forward.

Series A-3 Preferred Stock and Series A-4 Preferred Stock

On May 29, 2021, holders of our Series A Convertible Participating Preferred Stock (“Series A Preferred Stock”) and our Series A-2 Convertible Participating Preferred Stock (“A-2 Preferred Stock”) exercised their rights to cause the Company to redeem the Series A Preferred Stock and A-2 Preferred Stock at the accrued value per share plus accrued but unpaid dividends (to the extent not included in the accrued value of Series A Preferred Stock and A-2 Preferred Stock), of which $10.4 million was paid in cash to holders of the Series A Preferred Stock and A-2 Preferred Stock. Each share of Series A Preferred Stock and Series A-2 Preferred Stock that was not redeemed was automatically converted into shares of common stock at the conversion price then in effect, of which 50,410 shares of common stock were issued in lieu of cash to holders of the Series A Preferred Stock. In connection with the Stock Purchase Agreement, Continental Insurance Group (“CIG”), formerly a wholly owned subsidiary of the Company, entered into a letter agreement with the Company to not redeem at maturity or seek redemption of 6,125 shares of the Series A Preferred Stock and 10,000 shares of the Series A-2 Preferred Stock.

On July 1, 2021 (the “Exchange Date”) as a part of the sale of CIG, INNOVATE entered into an exchange agreement (the “Exchange Agreement”) with CGIC, also a former subsidiary, which held the remaining outstanding shares of the Series A Preferred Stock and Series A-2 Preferred Stock and was eliminated in consolidation prior to the sale of the Company’s former Insurance segment on July 1, 2021. Pursuant to the Exchange Agreement, the Company exchanged the 6,125 shares of Series A Preferred Stock and 10,000 shares of Series A-2 Preferred Stock that CGIC held for an equivalent number of shares of Series A-3 Preferred Stock and Series A-4 Preferred Stock, respectively. The terms remained substantially the same, except that the Series A-3 Preferred Stock and Series A-4 Preferred Stock will become subject to redemption at the option of the holders on July 1, 2026. A cash payment of $0.3 million was made as a part of the exchange for accrued and unpaid dividends on the Series A Preferred Stock and Series A-2 Preferred Stock being exchanged.

Upon issuance of the Series A-3 Preferred Stock and Series A-4 Preferred Stock on July 1, 2021, the Series A-3 Preferred Stock and Series A-4 Preferred Stock have been classified as temporary equity in the Company’s Condensed Consolidated Balance Sheet with a combined redemption value of $16.1 million with a current fair value as of December 31, 2023 of $16.4 million.

The following summary of the terms of the Series A-3 Preferred Stock and Series A-4 Preferred Stock is qualified in its entirety by reference to the complete Certificate of Designations of the Series A-3 Preferred Stock and the Certificate of Designations of the Series A-4 Preferred Stock which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Dividends. The Series A-3 Preferred Stock and Series A-4 Preferred Stock accrue a cumulative quarterly cash dividend at an annualized rate of 7.50%. The accrued values of the Series A-3 Preferred Stock and Series A-4 Preferred Stock accrete quarterly at an annualized rate of 4.00% that is reduced to 2.00% or 0.0% if the Company achieves specified rates of growth measured by increases in its net asset value; provided, that the accreting dividend rate will be 7.25% in the event that (A) the daily volume weighted average price (“VWAP”) of the Company’s common stock is less than a certain threshold amount, (B) the Company’s common stock is not registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, (C) the Company’s common stock is not listed on certain national securities exchanges or the Company is delinquent in the payment of any cash dividends. The Series A-3 Preferred Stock and Series A-4 Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of Company’s common stock on an as-converted basis.

Subsequent Measurement. The Company has elected to account for the Series A-3 Preferred Stock and Series A-4 Preferred Stock by immediately recognizing changes in the redemption value as they occur. The carrying value of the Series A-3 Preferred Stock and Series A-4 Preferred Stock are adjusted to equal what the redemption amount would be as if the redemption were to occur at the end of the reporting period as if it were also the redemption date for the Series A-3 Preferred Stock and Series A-4 Preferred Stock. Any cash dividends paid directly reduce the carrying value of the Series A-3 Preferred Stock and Series A-4 Preferred Stock until the carrying value equals the redemption value. The Company has a history of paying dividends on its preferred stock and expects to continue to pay such dividends each quarter.

Optional Conversion. Each share of Series A-3 Preferred Stock and Series A-4 Preferred Stock may be converted by the holder into shares of the Company’s common stock at any time based on the then-applicable Conversion Price. Each share of Series A-3 Preferred Stock is initially convertible at a conversion price of $4.25 (as it may be adjusted from time to time, the “Series A-3 Conversion Price”), and each share of Series A-4 Preferred Stock is initially convertible at a conversion price of $8.25 (as it may be adjusted from time to time, the “Series A-4 Conversion Price”) (collectively the “Series A Conversion Prices”). The Series A Conversion Prices are subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, mergers, recapitalizations and similar events, as well as in connection with issuances of equity or equity-linked or other comparable securities by the Company at a price per share (or with a conversion or exercise price or effective issue price) that is below the Series A Conversion Prices’ (which adjustment shall be made on a weighted average basis). Actual conversion prices at the time of the exchange in 2021 were $3.52 for the Series A Preferred Stock and $5.33 for the Series A-2 Preferred Stock.

Redemption by the Holders / Automatic Conversion. On July 1, 2026, holders of the Series A-3 Preferred Stock and Series A-4 Preferred Stock shall be entitled to cause the Company to redeem the Series A-3 Preferred Stock and Series A-4 Preferred Stock at the accrued value per share plus accrued but unpaid dividends (to the extent not included in the accrued value of Series A-3 Preferred Stock and Series A-4 Preferred Stock). Each share of Series A-3 Preferred Stock and Series A-4 Preferred Stock that is not redeemed will be automatically converted into shares of common stock at the Series A Conversion Price then in effect.

Upon a change of control (as defined in the applicable certificate of designation) holders of the Series A-3 Preferred Stock and Series A-4 Preferred Stock shall be entitled to cause the Company to redeem their shares of Series A-3 Preferred Stock and Series A-4 Preferred Stock at a price per share of Series A-3 Preferred Stock and Series A-4 Preferred Stock equal to the greater of (i) the accrued value of the Series A-3 Preferred Stock and Series A-4 Preferred Stock, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Series A-3 Preferred Stock and Series A-4 Preferred Stock), and (ii) the value that would be received if the share of Series A-3 Preferred Stock and Series A-4 Preferred Stock were converted into shares of the common stock immediately prior to the change of control.

Redemption by the Company/Company Call Option. The Company may, at any time, redeem the Series A-3 Preferred Stock and the Series A-4 Preferred Stock, in whole but not in part, at a price per share generally equal to 150% of the accrued value per share, plus accrued but unpaid dividends (to the extent not included in the accrued value of the Series A-3 Preferred Stock or Series A-4 Preferred Stock, as applicable), subject to the holder’s right to convert prior to such redemption.

Forced Conversion. The Company may force conversion of the Series A-3 Preferred Stock and Series A-4 Preferred Stock into shares of common stock if the common stock’s thirty-day VWAP exceeds 150% of the then-applicable Series A Conversion Price and the common stock’s daily VWAP exceeds 150% of the then-applicable Series A Conversion Price for at least twenty trading days out of the thirty trading day period used to calculate the thirty-day VWAP. In the event of a forced conversion, the holders of Series A-3 Preferred Stock and Series A-4 Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the Company’s common stock are not achieved.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A-3 Preferred Stock and Series A-4 Preferred Stock will be entitled to receive per share the greater of (i) the accrued value of the Series A-3 Preferred Stock and Series A-4 Preferred Stock, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Series A-3 Preferred Stock and Series A-4 Preferred Stock), and (ii) the value that would be received if the share of Series A-3 Preferred Stock and Series A-4 Preferred Stock were converted into shares of common stock immediately prior to such occurrence. The Series A-3 Preferred Stock and Series A-4 Preferred Stock will rank junior to any existing or future indebtedness but senior to the common stock and any future equity securities other than any future senior or pari passu preferred stock issued in compliance with the applicable certificate of designation. The Series A-3 Preferred Stock and the Series A-4 Preferred Stock rank at parity.

Voting Rights. Except as required by applicable law, the holders of the shares of the Series A-3 Preferred Stock and Series A-4 Preferred Stock will be entitled to vote on an as-converted basis with the holders of common stock on all matters submitted to a vote of the holders of common stock with the holders of Series A-3 Preferred Stock and Series A-4 Preferred Stock on certain matters, and separately as a class on certain limited matters.

Consent Rights. For so long as any of the Series A-3 Preferred Stock and Series A-4 Preferred Stock is outstanding, consent of the holders of shares representing at least 75% of certain of the Series A-3 Preferred Stock and Series A-4 Preferred Stock then outstanding is required for certain material actions.

Participation Rights. Pursuant to the securities purchase agreements entered into with the initial purchasers of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock, subject to meeting certain ownership thresholds, certain purchasers of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock are entitled to participate, on a pro-rata basis in accordance with their ownership percentage, determined on an as-converted basis, in issuances of equity and equity linked securities by the Company. In addition, subject to meeting certain ownership thresholds, certain initial purchasers of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock will be entitled to participate in issuances of preferred securities and in debt transactions of the Company.

As of December 31, 2023, the outstanding shares of Series A-3 Preferred Stock and Series A-4 Preferred Stock were convertible into 1,740,700 and 1,875,533 shares, respectively, of common stock.

Series B Preferred Stock

The Series B Preferred Stock is reserved for issuance upon exercise of the Preservation Plan Rights on the terms and subject to the conditions set forth in the Preservation Plan. As of the date of this prospectus supplement, the Preservation Plan Rights are not exercisable and no shares of Series B Preferred Stock have been issued.

The following summary of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the complete Certificate of Designations of Series B Preferred Stock which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Ranking. The Series B Preferred Stock ranks junior to all other series of preferred stock, on the terms set forth in the Certificate of Incorporation including any certificate of designations governing the terms of such other preferred stock, as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and ranks senior to the common stock as to such matters

Dividends. Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends (including the Series A-3 Preferred Stock and Series A-4 Preferred), the holders of shares of Series B Preferred Stock, in preference to the holders of common stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the board out of funds legally available for the purpose, quarterly dividends payable in cash on the 1st day of January, April, July and October in each year (each such date being referred to herein as a “Series B Quarterly Dividend Payment Date”), commencing on the first Series Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.001 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Series B Quarterly

Dividend Payment Date, or, with respect to the first Series B Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Company shall at any time after August 30, 2021 (the “Preservation Plan Rights Dividend Declaration Date”) (i) declare and pay any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine or consolidate the outstanding common stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the total number of shares of common stock outstanding immediately prior to the occurrence of such event and the denominator of which shall be the total number of shares of common stock that were outstanding immediately following the occurrence of such event.

Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends (including the Series A-3 Preferred Stock and Series A-4 Preferred Stock), the Company shall declare a dividend or distribution on the Series B Preferred Stock as set forth above immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.001 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date (the actual payment, however, may be deferred if prohibited under any debt instruments).

If at any time dividends on any Series B Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, all holders of preferred stock (including holders of the Series B Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors to our board of directors.

Redemption. The Company has no right or obligation to redeem the shares of Series B Preferred Stock and the holders of the Series B Preferred Stock shall have no right to cause the Series B Preferred Stock to be redeemed.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior upon liquidation, dissolution or winding up to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount per share (the “Series B Liquidation Preference”) equal to the greater of (i) $1,000 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (ii) the Series B Adjustment Number (as defined below) times the per share amount of all cash and other property to be distributed in respect of the common stock upon such liquidation, dissolution or winding up. The “Series B Adjustment Number” shall initially be 100. In the event the Company shall at any time after the Preservation Plan Rights Dividend Declaration Date (i) declare and pay any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock or (iii) combine or consolidate the outstanding common stock into a smaller number of shares, then in each such case the Series B Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Series B Adjustment Number by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event. In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series B Preferred Stock upon liquidation, dissolution or winding up , then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. For this purpose, neither a consolidation nor merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, winding-up or dissolution.

Voting Rights. Each share of Series B Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders. Except as required by our Certificate of Incorporation or applicable law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the stockholders.

Certain Restrictions. Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock are in arrears, until all accrued and unpaid dividends and distributions, whether or not declared, on the outstanding Series B Preferred Stock have been paid in full, the Company shall not: (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as our board of directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

Series C Preferred Stock

The following summary of the terms of the Series C Preferred Stock is qualified in its entirety by reference to the complete Certificate of Designations of Series C Preferred Stock in the form attached as Exhibit A to the Investment Agreement (the “Series C Certificate of Designations”) which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Dividends. The amount of dividends payable for each share of Series C Preferred Stock is equal to (a) the number of shares (including fractions) of common stock into which such share of Series C Preferred Stock is (or, but for the failure to obtain stockholder approval, would be) convertible on an applicable record date multiplied by (b) the amount of dividends declared and paid on each share of common stock; provided, however, that if the Company declares and pays a dividend on the common stock consisting in whole or in part of common stock, then no such dividend shall be payable in respect of the Series C Preferred Stock on account of the portion of such dividend on the common stock payable in common stock, and in lieu thereof, certain anti-dilution adjustments as discussed below will apply. If dividends are declared in respect of common stock that are payable in rights, options, warrants, or other convertible or exchangeable securities that entitle holders to acquires shares of common stock, the dividends payable to the Series C Preferred Stock will consist of substantially identical rights, options, warrants, or other securities that instead are convertible into, exercisable, or exchangeable for shares of convertible preferred stock with substantially identical terms and provisions as the Series C Preferred Stock.

Optional Conversion. Prior to the approval by holders of our common stock of a proposal to approve the issuance of the common stock upon conversion of all of the Series C Preferred Stock to be issued pursuant to the Investment Agreement in accordance with the rules of the NYSE (the “Rights Offering Proposal”), each holder of Series C Preferred Stock has the right to convert the Series C Preferred Stock held by such holder into a number of shares of common stock up to an amount permitted by the NYSE. The number of shares of common stock issuable upon conversion of each share of Series C Preferred Stock is equal to the result obtained by dividing (a) $1,000 by (b) the conversion price then in effect (the “Series C Conversion Ratio”). The holders of Series C Preferred Stock have the option to convert the Series C Preferred Stock into common stock prior to the consummation of any merger, sale of all or substantially all assets of the Company, or other change of control transaction with a third party unaffiliated with any holder of the Series C Preferred Stock pursuant to which the Company will be delisted from the NYSE, following prior written notice. Pursuant to the Investment Agreement, we intend to seek stockholder approval for the conversion of the Series C Preferred Stock into shares of our common stock at our 2024 annual stockholders meeting.

Mandatory Conversion. Upon stockholder approval of the Rights Offering Proposal, each share of Series C Preferred Stock shall be automatically converted into such number of shares of common stock as described in the Series C Conversion Ratio, subject to any ownership or issuance limits imposed by the applicable rules and regulations to which the Company is then subject. As of the date of this prospectus supplement, there are no such ownership or issuance limits except for the NYSE rules described above.

Anti-Dilution Adjustments. If the Company (i) pays a dividend or makes any other distribution on or in respect of the common stock payable in common stock, (ii) subdivides or combines its outstanding shares of common stock into a greater or smaller number of shares, or (iii) issues or distributes any equity securities by reclassification of its common stock (other than any issuance constituting a dividend in which the holders of the Series C Preferred Stock participate), the applicable conversion price shall be adjusted as of the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, so that the holders of the Series C Preferred Stock shall, upon surrender thereafter of any shares of Series C Preferred Stock for conversion, be entitled to receive the number of shares of common stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series C Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. In the case of any consolidation or merger of the Company with another entity, as a result of which shares of common stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or any other property or assets, then the holders of Series C Preferred Stock shall thereafter have the right to receive upon surrender thereafter of their shares of Series C Preferred Stock for conversion, such shares of common stock and/or securities and/or other property or assets as may be issued or payable with respect to or in exchange for the number of shares of common stock that would otherwise have been received by such holders had they converted the Series C Preferred Stock immediately prior to the effective date of such merger or consolidation.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock will be entitled to receive, after payments to the holders of the outstanding Series A-3 Preferred Stock and Series A-4 Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to share ratably with the holders of the Common Stock (and all other classes and series of stock entitled to participate with the Common Stock) in the remaining assets of the Company on the basis that such holders would share if all outstanding shares of Series C Preferred Stock were then converted into Common Stock; provided, that in the event that such payment would be less than $0.001 per share of Series C Preferred Stock, the holders of the Series C Preferred Stock shall instead be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $0.001 per share (or if less than $0.001 per share is available for distribution in respect of the Series C Preferred Stock, then all such remaining funds shall be distributed pro rata in respect of the Series C Preferred Stock), before any payment or distribution shall be made to the holders of the common stock (or any other class or series of stock entitled to participate with the common stock). For this purpose, neither a consolidation nor merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, of the Company.

Redemption. At any time prior to conversion of the shares of Series C Preferred Stock into common stock, the Company may, at its option, redeem the shares of Series C Preferred Stock, in whole or in part, at a redemption price per share of Series C Preferred Stock in cash and equal to $1,000 plus 8% per annum uncompounded for the period from the issuance date to the applicable redemption date (the “Series C Redemption Price”). The Series C Preferred Stock shall be redeemed on the sixth (6th) anniversary of the initial issuance of shares of the Series C Preferred Stock at a price per share payable in cash and equal to the Series C Redemption Price.

Voting Rights. The holders of record of shares of the Series C Preferred Stock shall have no voting rights, except as prescribed by the DGCL.

Consent Rights. For so long as any of the Series C Preferred Stock is outstanding, consent of the holders of shares representing a majority of the Series C Preferred Stock then outstanding is required for certain material actions.

The Series C Certificate of Designations will be filed by the Company with the Secretary of State of the State of Delaware prior to the closing of the purchase of shares of Series C Preferred Stock by Lancer Capital pursuant to the Investment Agreement. As of the date of this prospectus supplement, no shares of Series C Preferred Stock have been issued.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Our certificate of incorporation expressly provides that the Company shall not be governed by Section 203 of the DGCL, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VATE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

Beginning on or about March 8, 2024, we will distribute the rights, rights certificates and copies of this prospectus supplement and the accompanying prospectus to individuals who owned certain convertible notes or shares of our common stock and preferred stock on the record date. If you wish to exercise your rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares of our common stock, to the subscription agent, Computershare, at the following address. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Do not send or deliver these materials to the Company.

By First Class Mail:	By Express Mail, Courier or Other Expedited Service:
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021

If you have any questions, you should contact the information agent, Okapi Partners LLC, at (855) 208-8902.

We will pay all customary fees and expenses of the subscription agent and information agent related to this rights offering and have also agreed to indemnify the subscription agent and information agent from liabilities that it may incur in connection with this rights offering.

Jefferies LLC is the Dealer Manager for this rights offering and under the terms and, subject to the conditions contained in the dealer manager agreement, the dealer manager will provide certain services to us in connection with this rights offering. The dealer manager agreement provides that the obligations of the Dealer Manager are subject to certain conditions precedent such as the receipt by the Dealer Manager of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The Dealer Manager will not underwrite this rights offering and has no obligation to purchase, or procure purchases of, the rights or the underlying common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter. The Dealer Manager makes no recommendation as to whether you should exercise, sell or let lapse your rights.

The Dealer Manager is earning a dealer manager fee in connection with this rights offering in an amount of $750,000, payable at the completion of this rights offering. We have also agreed to reimburse the Dealer Manager for certain fees and expenses in connection with this rights offering in an amount up to $250,000. We have agreed to indemnify the Dealer Manager and its controlling persons against certain liabilities in connection with this rights offering, including liabilities under the Securities Act, or to contribute to payments the Dealer Manager may be required to make in respect of those liabilities. The dealer manager agreement also provides that the Dealer Manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of gross negligence or willful misconduct of the Dealer Manager. The Dealer Manager’s participation in this rights offering is subject to customary conditions contained in the dealer manager agreement.

Other than the Dealer Manager, we have not employed any brokers, dealers, or underwriters in connection with the solicitation of exercise of rights.

No Listing

The rights will not be listed on any securities exchange or included in any quotation system. Accordingly, no assurance can be given as to the liquidity of the trading market for the rights or that you will be able to sell any of the rights held by you at a particular time or that the prices that you receive when you sell will be favorable.

Our common stock is listed on the New York Stock Exchange under the trading symbol “VATE.”

Other Activities and Relationships

The Dealer Manager and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Dealer Manager and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, in 2018, Jefferies LLC acted as sole bookrunner in respect of the offerings of our outstanding 11.50% senior secured notes due 2021 and 7.50% convertible senior notes due 2022, for which it received customary underwriting compensation. Jefferies LLC also acted as Dealer Manager for our 2020 rights offering for which it received customary dealer manager compensation, and, in 2021, Jefferies LLC acted as lead left bookrunner in respect of the offering of our 8.50% senior secured notes due 2026 the proceeds of which were used to repay our then-outstanding 11.50% senior secured notes due 2021, for each of which Jefferies LLC received customary underwriting compensation.

In the ordinary course of their various business activities, the Dealer Manager and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Dealer Manager or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Dealer Manager and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. Any such short positions could adversely affect future trading prices of our common stock. The Dealer Manager and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES HOLDERS

The following is a discussion of U.S. federal income tax considerations generally applicable to the receipt of rights pursuant to the rights offering by holders of our common stock, preferred stock and convertible notes that are U.S. holders (as defined below), and the ownership, exercise or disposition of such rights by such U.S. holders. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, or differing interpretations at any time, possibly with retroactive effect. In particular, changes in the Code or applicable Treasury Regulations could adversely affect the U.S. federal income tax treatment of stock rights with characteristics similar to the rights. Any future legislation, Treasury Regulation, or other guidance could be enacted or promulgated so as to apply retroactively to the receipt, ownership, exercise, or disposition of the rights. Any such changes could materially affect the continuing validity of this discussion.

The following does not discuss U.S. federal income tax considerations that may be relevant to investors that are not U.S. holders, including potential U.S. withholding tax that may apply to the receipt of rights issued pursuant to the rights offering by such investors. In addition, the discussion does not address the impact of the Preservation Plan.

This discussion applies only to U.S. holders. For purposes of this discussion, a “U.S. holder” is a holder of our stock and/or convertible notes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

This discussion applies only to U.S. holders that hold rights as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal tax considerations other than U.S. federal income tax considerations (including gift, alternative minimum or Medicare contribution tax considerations). In addition, this discussion does not address the tax consequences of owning or disposing of common stock that is acquired upon the exercise of rights.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific U.S. holders in light of their particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, but not limited to, holders who acquire (directly, indirectly and by attribution) beneficial ownership of 4.9% or more of our equity, banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, mutual funds, dealers in securities or other U.S. holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, U.S. holders who received their shares of common stock from the exercise of employee stock options or otherwise as compensation, U.S. expatriates and former citizens or long-term residents of the United States, U.S. holders who hold shares of our common stock or will hold their rights in a tax-qualified retirement plan, individual retirement account or other qualified savings account, entities or arrangements treated as S corporations, partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein), persons liable for the alternative minimum tax, U.S. holders who hold our common stock or stock rights as part of a hedge, straddle, constructive sale, conversion or other risk-reduction transaction, U.S. holders having a functional currency other than the U.S. dollar, and foreign taxpayers. This discussion does not address U.S. holders which beneficially hold our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives, owns, exercises or disposes of rights, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax considerations applicable to the receipt, ownership, exercise or disposition of the rights.

We believe and the following discussion assumes that our preferred stock is not classified as “preferred stock” within the meaning of the Treasury Regulations under Section 305 of the Code. However, the characterization of our preferred is subject to significant uncertainty, and in the event it is treated as preferred stock for purposes of Section 305, the consequences of the receipt of the rights pursuant to the rights offering may be different from what is discussed below. U.S. holders of our preferred stock are strongly urged to consult their own advisors regarding the classification of the preferred stock for purposes of Section 305 and the rights offering.

HOLDERS OF OUR COMMON STOCK, PREFERRED STOCK, AND CONVERTIBLE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RIGHTS OFFERING TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

Receipt of the Rights

The U.S. federal income tax considerations applicable to U.S. holders upon receipt of the rights will largely depend on whether the rights offering is considered part of a “disproportionate distribution” within the meaning of Section 305 of the Code. A distribution (or series of distributions) is a “disproportionate distribution” if it has the effect of the receipt of cash or property by some of our stockholders and an increase in the proportionate interest of other stockholders in our assets or earnings and profits. The term “stockholders” for this purpose includes holders of debt instruments convertible into stock of such corporation. Accordingly, holders of our convertible notes and preferred stock would be considered “stockholders.” For purposes of the definition of “disproportionate distribution,” the term “property” does not include stock in the corporation making the distribution or rights to acquire such stock, but includes distributions of cash, such as interest paid on convertible notes and cash distributions on preferred stock. The reference to a “series of distributions” encompasses all distributions of stock made or deemed made by a corporation which have the result of receipt of cash or property by some stockholders and an increase in the proportionate interests of other stockholders. The Treasury Regulations under Section 305 of the Code generally treat distributions of cash or non-stock property within 36 months of another distribution as a “series of distributions.” Because, among other things, we have made, and expect to continue to make following the rights offering, cash interest payments on our convertible notes, and because we have paid, and expect to continue to pay following the rights offering, cash dividends on our preferred stock, we believe that the distribution of rights pursuant to this offering is likely to be treated as a part of a series of distributions resulting in a “disproportionate distribution” within the meaning of Section 305 of the Code.

There is a lack of direct authority, however, addressing the application of Section 305 of the Code to distributions of subscription rights, including ones that incorporate the specific terms of, and facts surrounding, the rights offering, and thus the application of Section 305 of the Code to the distribution of rights to U.S. holders in the rights offering is not certain. Our view of whether the rights offering constitutes part of a “disproportionate distribution” pursuant to Section 305 of the Code is not binding on the Internal Revenue Service (“IRS”) or the courts. If this position were determined by the IRS to be incorrect (i.e., if the rights offering were not to be treated as part of a “disproportionate distribution” for purposes of Section 305 of the Code), a U.S. holder’s receipt of rights in the rights offering would be treated as a non-taxable distribution with respect to such U.S. holder’s existing shares of our common stock for U.S. federal income tax purposes.

The remaining description assumes, unless explicitly stated otherwise in “Considerations if the Rights Offering is Not Part of a Disproportionate Distribution”, that U.S. holders of our common stock, preferred stock, and convertible notes (the foregoing collectively, the “Securities”) will be subject to U.S. federal income tax on the receipt of the rights.

If the distribution of the rights is treated as a “disproportionate distribution” for purposes of Section 305 of the Code, the receipt of the rights will be taxable to U.S. holders of our Securities. Specifically, the distribution of the rights will be taxable to such U.S. holder as a dividend in an amount equal to the fair market value of the rights as of the date such rights are received, to the extent of our current or accumulated earnings and profits. We believe we do not have any accumulated earnings and profits for prior years. While we also expect not to have any earnings and profits for the current year, the determination of the current earnings and profits depend on the activities and operations for the entire current year and thus is subject to significant uncertainty. Nevertheless, we anticipate that the rights distribution will not be made out of current or accumulated earnings and profits such that no part of the rights distribution is anticipated to be treated as a dividend for U.S. federal income tax purposes.

To the extent rights constitute dividends, such dividends received by corporate U.S. holders of our Securities, if any, would generally be taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by non-corporate U.S. holders generally would be taxed at preferential rates provided that the U.S. holder meets applicable holding period and other requirements. Any such distribution not made out of our current or accumulated earnings and profits (which, we expect to be the case for the rights distributed pursuant to the rights offering) would be treated first as a tax-free return of such U.S. holder’s basis in our Securities and thereafter as gain from the sale or exchange of such U.S. holder’s Securities.

The tax treatment of the receipt of the rights by holders of our convertible notes is subject to particular uncertainty. U.S. holders of our convertible notes are also urged to consult their personal tax advisors as to the tax consequences of the rights offering.

Tax Basis and Holding Period of Rights

Regardless of whether the distribution of rights is treated as a dividend, as a tax-free return of basis or as a gain from the sale or exchange of our Securities, a U.S. holder’s tax basis in the rights it receives will be the rights’ fair market value on the date of the distribution. The fair market value of the rights on the date of the distribution is inherently uncertain. We have not obtained any fair market value appraisal, and we do not plan to commission any appraisal regarding the fair market value of the rights.

A U.S. holder’s holding period for the rights received in the distribution will begin on the day after the date of the distribution.

Sale or Taxable Disposition of the Rights

A U.S. holder that sells, exchanges or otherwise disposes of rights received in the rights offering will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) such U.S. holder’s tax basis in the rights being sold, exchanged or otherwise disposed of. A U.S. holder’s ability to use any capital loss is subject to certain limitations.

Expiration of Rights

A U.S. holder that allows rights received in the rights offering to expire should recognize a capital loss equal to such U.S. holder’s tax basis in the expired rights. Such U.S. holder’s ability to use any capital loss is subject to certain limitations.

Exercise of Rights; Tax Basis and Holding Period of Acquired Shares

A U.S. holder will not recognize any gain or loss upon the exercise of rights received in the rights offering. The tax basis of the shares of common stock acquired by a U.S. holder through exercise of the rights will equal the sum of (1) the subscription price paid by such U.S. holder for the shares and (2) such U.S. holder’s tax basis, if any, in the rights as described above. A U.S. holder’s holding period for the shares of common stock acquired through exercise of the rights will begin on the date the rights are exercised.

Considerations if the Rights Offering is Not Part of a Disproportionate Distribution

If the rights offering is not part of a “disproportionate distribution” within the meaning of Section 305 of the Code, the distribution of the rights would be treated as a non-taxable stock distribution for U.S. holders of our Securities under Section 305 of the Code.

For U.S. federal income tax purposes, the tax basis that a U.S. holder would have with respect to the rights received by such U.S. holder would depend on the fair market value of the rights received by such U.S. holder and the fair market value of such U.S. holder’s existing holdings of our Securities. If, on the rights distribution date, the fair market value of rights distributed to such U.S. holder represents less than 15% of the fair market value of such U.S. holder’s Securities with respect to which such rights were distributed, such U.S. holder’s basis in such rights will generally be zero unless such U.S. holder elects to allocate tax basis between such U.S. holder’s existing Securities and such rights in proportion to their relative fair market values determined on the date such U.S. holder received such rights. A U.S. holder that chooses to allocate tax basis between such U.S. holder’s existing Securities and such U.S. holder’s rights must make this election on a statement included with such U.S. holder’s timely-filed U.S. federal income tax return (including extensions) for the taxable year in which the rights are received. Such an election is irrevocable. If the fair market value of the rights distributed to a U.S. holder represents 15% or more of the fair market value of such U.S. holder’s existing Securities with respect to which such rights were distributed, such U.S. holder’s basis in its Securities with respect to which such rights were distributed will be allocated between those Securities and the rights in proportion to their relative fair market values on the rights distribution date.

As noted above, the fair market value of the rights on the date of distribution of the rights is inherently uncertain. We have not obtained any fair market value appraisal, and we do not plan to commission any appraisal regarding the fair market value of the rights.

If the receipt of rights is treated as a non-taxable stock distribution to U.S. holders and a U.S. holder allows the rights received by such U.S. holder in the rights offering to expire, such U.S. holder will not be permitted to recognize a taxable loss in respect of such expired rights. If such U.S. holder’s basis was allocated between the Securities and the distributed rights, then such U.S. holder’s basis in the expired rights will be reallocated to the Securities.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 24%) is imposed upon certain distributions (or deemed distributions) to persons who fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions (or deemed distributions or similar transactions) to a U.S. holder will generally be exempt from backup withholding, provided the holder meets applicable certification requirements, including (i) providing us with such holder’s U.S. taxpayer identification number (e.g., an individual’s social security number or individual taxpayer identification number, or an entity’s employer identification number, each a “TIN”) or (ii) otherwise establishing an exemption (e.g., an exemption from backup withholding as a corporate payee), in each instance on a properly completed IRS Form W-9, certifying under penalties of perjury that, among others, such TIN or exemption is correct, together with such other certifications as may be required by law.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will generally be allowed as a credit against such holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided the required information and returns are timely furnished by such holder to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT TAX ADVICE. HOLDERS OF RIGHTS TO SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES, UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES, OF THE RECEIPT, OWNERSHIP, EXERCISE, OR DISPOSITION OF RIGHTS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus supplement and the accompanying supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 6, 2024;

•

the information in our definitive proxy statement on Schedule 14A, filed with the SEC on May 5, 2023 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023;

•	our Current Reports on Form 8-K filed with the SEC on July 24, 2023, July 25, 2023, September 21, 2023, October 11, 2023, and February 26, 2024; and

•

the description of our common stock contained in our Registration Statements on Form 8-A, filed with the SEC on May  11, 2017 and April 3, 2023, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

INNOVATE Corp.

295 Madison Avenue, 12th Floor

New York, New York 10017

(212) 235-2691

LEGAL MATTERS

Woods Oviatt Gilman, LLP, Rochester, New York is representing the Company in connection with the rights offering. The Dealer Manager is being represented by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of INNOVATE Corp. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

INNOVATE CORP.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	warrants to purchase shares of our common stock, shares of our preferred stock;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock; and

•	purchase units, each representing ownership of a purchase contract, preferred securities, including U.S. treasury securities, or

•	any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling security holders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “VATE.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Our business and investment in our securities involve significant risks. See “Risk Factors” on page 6 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “INNOVATE,” the “Company,” “we,” “our” and “us” refer to INNOVATE Corp. and its consolidated subsidiaries, except otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, from our definitive proxy statement on Schedule 14A, filed with the SEC on May1, 2023;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 10, 2023 and August 9, 2023;

•	our Current Reports on Form 8-K, filed with the SEC on March 7, 2023, April 3, 2023, April 25, 2023, May 2, 2023, June 15, 2023, July 24, 2023, and July 25, 2023; and

•

the description of our common stock contained in our Registration Statements on Form 8-A, filed with the SEC on May  11, 2017 and April 3, 2023, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

INNOVATE Corp.

(212) 235-2691

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements can often be identified by the use of forward-looking language such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of our subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, our and our subsidiaries’ ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with us or the applicable subsidiary of us, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations and taxes.

Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. These forward-looking statements inherently are not guarantees of performance and results, and you are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY

We are a diversified holding company with principal operations conducted through three operating platforms or reportable segments: Infrastructure, Life Sciences, Spectrum, and Other, which includes businesses that do not meet the separately reportable segment thresholds.

Infrastructure Segment (DBMG)

Our Infrastructure segment is comprised of DBM Global Inc. (“DBMG”) and its wholly-owned subsidiaries. DBMG is a fully integrated industrial construction, structural steel and facility maintenance provider that provides fabrication and erection of structural steel and heavy steel plate services and also fabricates trusses and girders and specializes in the fabrication and erection of large-diameter water pipe and water storage tanks, as well as 3-D Building Information Modeling (“BIM”) and detailing. DBMG provides these services on commercial, industrial, and infrastructure construction projects such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas and stadiums, shopping malls, hospitals, dams, bridges, mines, metal processing, refineries, pulp and paper mills and power plants. Through GrayWolf Industrial Inc. (“GrayWolf”), DBMG provides integrated solutions for digital engineering, modeling and detailing, construction, heavy equipment installation and facility services including maintenance, repair, and installation to a diverse range of end markets. Through Aitken Manufacturing, Inc., DBMG manufactures pollution control scrubbers, tunnel liners, pressure vessels, strainers, filters, separators and a variety of customized products. Through Banker Steel Holdco, LLC (“Banker Steel”), DBMG provides full-service fabricated structural steel and erection services primarily for the East Coast and Southeast commercial and industrial construction market, in addition to full design-assist services. The Company maintains an approximately 91% controlling interest in DBMG.

Life Sciences Segment (Pansend Life Sciences, LLC)

Our Life Sciences segment is comprised of Pansend Life Sciences, LLC (“Pansend”), its subsidiaries and equity method investments. Pansend maintains controlling interests of approximately 80% in Genovel Orthopedics, Inc. (“Genovel”), which seeks to develop products to treat early osteoarthritis of the knee and approximately 57% in R2 Technologies, Inc. (“R2”), which develops aesthetic and medical technologies for the skin. Pansend also invests in other early stage or developmental stage healthcare companies including an approximately 46% interest in MediBeacon Inc. (“MediBeacon”), a medical technology company specializing in the advances of fluorescent tracer agents and transdermal measurement, potentially enabling real-time, direct monitoring of kidney function, and an approximately 26% interest in Triple Ring Technologies, Inc. (“Triple Ring”), a science and technology co-development company.

Spectrum Segment (HC2 Broadcasting Holdings Inc.)

Our Spectrum segment is comprised of HC2 Broadcasting Holdings Inc. (“Broadcasting”) and its subsidiaries. Broadcasting strategically acquired and operates over-the-air broadcasting stations across the United States. The Company maintains a 98% controlling interest in Broadcasting and maintains a controlling interest of approximately 77%, inclusive of approximately 10% proxy and voting rights from minority holders of DTV America Corporation (“DTV”). On a fully diluted basis, the Company would have an approximately 86% controlling interest in Broadcasting.

Other Segment

Our Other segment represents all other businesses or investments that do not meet the definition of a segment individually or in the aggregate. Included in the Other segment is TIC Holdco, Inc. (“TIC”), which is developing a multi-purpose cultural and performing arts space in Palm Beach, Florida, the former Marine Services segment, which includes its holding company, Global Marine Holdings, LLC (“GMH”), in which the

Company maintains approximately 73% controlling interest. GMH’s results include its subsidiary’s prior 19% equity method investment in HMN International Co., Ltd., formerly known as Huawei Marine Networks Co. (“HMN”), until sold March 6, 2023.

Corporate Information

Our principal executive office is located at 222 Lakeview Avenue, Suite 1660, West Palm Beach, Florida 33401, and our telephone number is (212) 235-2691. We maintain a website at https://INNOVATEcorp.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness and possible business acquisitions. Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling security holder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depository shares, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our Second Amended Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Fourth Amended and Restated By-Laws, as amended (the “By-Laws”), and the Tax Benefits Preservation Plan (the “Preservation Plan”), dated as of April 1, 2023. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our Certificate of Incorporation, By-Laws, and Preservation Plan, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “INNOVATE,” the “Company”, “we,” “our” and “us” refer to INNOVATE Corp., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 160,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting. The holders of the common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of the common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by the board of directors out of the assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the common stock would be entitled to share ratably in the assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences, such as those discussed below with respect to the preferred stock. In either such case, we must pay the applicable distribution to the holders of the preferred stock before we may pay distributions to the holders of the common stock.

Conversion, Redemption and Preemptive Rights. Holders of the common stock have no conversion, redemption, preemptive, subscription or similar rights. There are no sinking fund provisions applicable to our common stock.

Preferred Stock

Under our Certificate of Incorporation, the board of directors of the Company is authorized, subject to limitations prescribed by law and any consent rights granted to holders of outstanding shares of preferred stock, to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series. The board of directors has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of the preferred stock. The terms and conditions of any issued preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common stock or otherwise be in their best interest.

Of the 20,000,000 shares of preferred stock authorized for issuance under our Certificate of Incorporation, 6,125 shares are classified as Series A-3 Convertible Participating Preferred Stock (the “Series A-3 Preferred Stock”) and 10,000 shares are classified as Series A-4 Convertible Participating Preferred Stock (the “Series A-4 Preferred Stock” and, together with the Series A-3 Preferred Stock, the “Preferred Stock”).

On April 1, 2023, the Company entered into the Preservation Plan with Computershare Trust Company, N.A., as rights agent, and the Board of the Company declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on April 10, 2023. Each Right is governed by the terms of the Plan and entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series B Preferred Stock, par value $0.001 per share, at a purchase price of $15.00 per Unit, subject to adjustment (the “Purchase Price”). The Company previously entered into a Tax Benefits Preservation Plan on August 30, 2021 (the “Prior Plan”), in order to help protect the Company’s ability to use its tax net operating losses and certain other tax assets (“Tax Benefits”) by deterring an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Code”). The Prior Plan expired pursuant to its terms on March 31, 2023. Accordingly, the Preservation Plan is intended to help continue to preserve the Tax Benefits.

Series A-3 and Series A-4 Preferred Stock

We originally designated Series A Preferred Stock pursuant to a Certificate of Designation of Series A Convertible Participating Preferred Stock adopted on May 29, 2014 (the “Series A Certificate”). On September 22, 2014, we amended and restated the Series A Certificate. In connection with the issuance of the Series A-2 Preferred Stock on January 5, 2015, we adopted the Certificate of Designation of Series A-2 Convertible Participating Preferred Stock (the “Series A-2 Certificate”) and also amended and restated the Series A Certificate. On August 10, 2015, we adopted certain Certificates of Correction of the Certificates of Amendment to the Certificates of Designation of the Series A Certificate and the Series A-2 Certificate. The Series A Certificate and the Series A-2 Certificate together, as amended, are referred to as the “Certificates of Designation.”

On May 29, 2021, pursuant to the Certificate of Designation, holders of the Series A and A-2 Preferred Stock caused the Company to redeem the Series A and A-2 Preferred Stock at the accrued value per share plus accrued but unpaid dividends (to the extent not included in the accrued value of Series A and A-2 Preferred Stock), of which $10.4 million was paid in cash to holders of the Series A and A-2 Preferred Stock. Each share of Series A and A-2 Preferred Stock that was not so redeemed was automatically converted into shares of common stock at the conversion price then in effect, of which 50,410 shares of the Company’s common stock were issued in lieu of cash to holders of the Series A Preferred Stock. In connection with the Stock Purchase Agreement, Continental Insurance Group (“CIG”), formerly a wholly owned subsidiary of the Company, entered into a letter agreement with the Company to not redeem at maturity or seek redemption of 6,125 shares of the Company’s Series A and 10,000 shares of the Company’s Series A-2 Preferred Stock.

On July 1, 2021 (the “Exchange Date”) as a part of the sale of CIG, INNOVATE entered into an exchange agreement (the “Exchange Agreement”) with Continental General Insurance Company (“CGIC”), also a former subsidiary, which held the remaining shares of the Series A and Series A-2 Preferred Stock and was eliminated in consolidation prior to the sale of the Company’s former Insurance segment on July 1, 2021. Per the Exchange

Agreement, the Company exchanged 6,125 shares of the Series A and 10,000 shares of the Series A-2 shares that CGIC held for an equivalent number of Series A-3 Convertible Participating Preferred Stock (“Series A-3”) and Series A-4 Convertible Participating Preferred Stock (“Series A-4”), respectively. The terms remained substantially the same, except that the Series A-3 and Series A-4 will mature on July 1, 2026. A cash payment of $0.3 million was made as a part of the exchange for accrued and unpaid dividends on the Series A and Series A-2 being exchanged.

Upon issuance of the Series A-3 and Series A-4 Preferred Stock on July 1, 2021, the Series A-3 and Series A-4 have been classified as temporary equity in the Company’s Condensed Consolidated Balance Sheet with a combined redemption value of $16.1 million with a current fair value as of June 30, 2023 of $17.0 million.

The following summary of the terms of the Preferred Stock is qualified in its entirety by the complete terms of the Certificates of Designation.

Dividends. The Series A-3 and Series A-4 Preferred Stock accrue a cumulative quarterly cash dividend at an annualized rate of 7.50%. The accrued values of the Series A-3 and Series A-4 Preferred Stock accrete quarterly at an annualized rate of 4”00% that is reduced to 2.00% or 0.0% if the Company achieves specified rates of growth measured by increases in its net asset value; provided, that the accreting dividend rate will be 7.25% in the event that (A) the daily volume weighted average price (“VWAP”) of the Company’s common stock is less than a certain threshold amount, (B) the Company’s common stock is not registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, (C) the Company’s common stock is not listed on certain national securities exchanges or the Company is delinquent in the payment of any cash dividends. The Series A-3 and Series A-4 Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of Company’s common stock on an as-converted basis.

Subsequent Measurement. The Company has elected to account for the Series A-3 and Series A-4 Preferred Stock by immediately recognizing changes in the redemption value as they occur. The carrying value of the Series A-3 and Series A-4 Preferred Stock are adjusted to equal what the redemption amount would be as if the redemption were to occur at the end of the reporting period as if it were also the redemption date for the Series A-3 and Series A-4 Preferred Stock. Any cash dividends paid directly reduce the carrying value of the Series A-3 and Series A-4 Preferred Stock until the carrying value equals the redemption value. The Company has a history of paying dividends on its preferred stock and expects to continue to pay such dividends each quarter.

Optional Conversion. Each share of Series A-3 and Series A-4 may be converted by the holder into shares of the Company’s common stock at any time based on the then-applicable Conversion Price. Each share of Series A-3 is initially convertible at a conversion price of $4.25 (as it may be adjusted from time to time, the “Series A-3 Conversion Price”), and each share of Series A-4 is initially convertible at a conversion price of $8.25 (as it may be adjusted from time to time, the “Series A-4 Conversion Price”) (“collectively the “Conversion Prices”). The Conversion Prices are subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, mergers, recapitalizations and similar events, as well as in connection with issuances of equity or equity-linked or other comparable securities by the Company at a price per share (or with a conversion or exercise price or effective issue price) that is below the Conversion Prices’ (which adjustment shall be made on a weighted average basis). Actual conversion prices at the time of the exchange were $3.52 for the Series A and $5.33 for the Series A-2.

Redemption by the Holders / Automatic Conversion. On July 1, 2026, holders of the Series A-3 and Series A-4 shall be entitled to cause the Company to redeem the Series A-3 and Series A-4 at the accrued value per share plus accrued but unpaid dividends (to the extent not included in the accrued value of Series A-3 and Series A-4). Each share of Series A-3 and Series A-4 that is not so redeemed will be automatically converted into shares of the Company’s common stock at the Conversion Price then in effect.

Upon a change of control (as defined in each Certificate of Designation) holders of the Series A-3 and Series A-4 shall be entitled to cause the Company to redeem their shares of Series A-3 and Series A-4 at a price per share of Series A-3 and Series A-4 equal to the greater of (i) the accrued value of the Series A-3 and Series A-4, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Series A-3 and Series A-4 Preferred Stock), and (ii) the value that would be received if the share of Series A-3 and Series A-4 were converted into shares of the Company’s common stock immediately prior to the change of control.

Redemption by the Company/Company Call Option. At any time after the third anniversary of the Original Issue Date, May 29, 2014, the Company may redeem the Series A-3/Series A-4, in whole but not in part, at a price per share generally equal to 150% of the accrued value per share, plus accrued but unpaid dividends (to the extent not included in the accrued value of the Series A-3/Series A-4), subject to the holder’s right to convert prior to such redemption.

Forced Conversion. The Company may force conversion of the Series A-3 and Series A-4 into shares of the Company’s common stock if the common stock’s thirty-day VWAP exceeds 150% of the then-applicable Conversion Price and the Common Stock’s daily VWAP exceeds 150% of the then-applicable Conversion Price for at least twenty trading days out of the thirty trading day period used to calculate the thirty-day VWAP. In the event of a forced conversion, the holders of Series A-3 and Series A-4 will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the Company’s common stock are not achieved.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company (any such event, a “Liquidation Event”), the holders of Series A-3 and Series A-4 will be entitled to receive per share the greater of (i) the accrued value of the Series A-3 and Series A-4, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Series A-3 and Series A-4), and (ii) the value that would be received if the share of Series A-3 and Series A-4 were converted into shares of the Company’s common stock immediately prior to such occurrence. The Series A-3 and Series A-4 will rank junior to any existing or future indebtedness but senior to the Company’s common stock and any future equity securities other than any future senior or pari passu preferred stock issued in compliance with each Certificate of Designation. The Series A-3 Preferred Stock and the Series A-4 Preferred Stock rank at parity.

Voting Rights. Except as required by applicable law, the holders of the shares of the Series A-3 and Series A-4 will be entitled to vote on an as-converted basis with the holders of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock (on an as-converted basis), as applicable, and the holders of the Company’s common stock on all matters submitted to a vote of the holders of the Company’s common stock with the holders of Series A-3 Preferred Stock and Series A-4 Preferred Stock on certain matters, and separately as a class on certain limited matters.

Consent Rights. For so long as any of the Series A-3 and Series A-4 is outstanding, consent of the holders of shares representing at least 75% of certain of the Series A-3 and Series A-4 then outstanding is required for certain material actions.

Participation Rights. Pursuant to the securities purchase agreements entered into with the initial purchasers of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock, subject to meeting certain ownership thresholds, certain purchasers of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock are entitled to participate, on a pro-rata basis in accordance with their ownership percentage, determined on an as-converted basis, in issuances of equity and equity linked securities by the Company. In addition, subject to meeting certain ownership thresholds, certain initial purchasers of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock will be entitled to participate in issuances of preferred securities and in debt transactions of the Company.

As of June 30, 2023, Series A-3 Preferred Stock and Series A-4 Preferred Stock were convertible into 1,740,700 and 1,875,533 shares, respectively, of INNOVATE’s common stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Our certificate of incorporation expressly provides that the Company shall not be governed by Section 203 of the DGCL, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VATE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or shares of preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, or shares of our preferred stock. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our preferred securities of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling security holders may sell the applicable securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions through broker-dealers to sell a specified number of such securities at a stipulated price per security;

•	an exchange distribution in accordance with the rules of the applicable exchange; or

•	a combination of any such methods of sale.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of shares of our common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer shares of common stock under this prospectus; or loan or pledge shares of common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. The underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

At-the-Market Offerings

We may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than shares of our common stock, which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units on any securities exchange or quotation system; any such listing with respect to any particular preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of shares of common stock, preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units or securities that provide for the issuance of shares of our common stock upon conversion, exchange or exercise, as the case may be, the underwriters may purchase and sell shares of common stock, preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the shares of common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Certain legal matters will be passed upon us by Woods Oviatt Gilman LLP. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.